UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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West Pharmaceutical Services, Inc.
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101 Gordon Drive
Lionville, Pennsylvania 19341

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder,

The 2012 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held at our headquarters, 101 Gordon Drive, Lionville, Pennsylvania 19341, on Tuesday, May 1, 2012, at 9:30 AM.  The items of business at the meeting are:

1.               to elect the ten directors nominated by our Board of Directors and named in the proxy statement;

2.               to conduct an advisory vote to approve named executive officer compensation;

3.               to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2012 year; and

4.               to transact any other business that may properly come before the meeting and any adjournment or postponement.

The Board of Directors unanimously recommends a vote “FOR” proposals 1, 2 and 3.

Only shareholders of record as of the close of business on March 9, 2012 may vote at the meeting.

On March 21, 2012, we began mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to all shareholders of record as of the close of business on March 9, 2012.  The Notice contains instructions on how to access an electronic copy of our proxy materials, including the proxy statement and our Annual Report.  The Notice also contains instructions on how to request a paper copy of the proxy statement.

Your vote is important.  Please vote your shares promptly.  You can vote your shares electronically via the Internet or by completing and returning the proxy card or voting instruction card.  You may also vote in person at the Annual Meeting.  You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in this proxy statement.

By Order of the Board of Directors,

JOHN R. GAILEY III
Vice President, General Counsel and Secretary
March 21, 2012

Important Notice Regarding the Internet Availability of Proxy Materials for

the Shareholder Meeting on May 1, 2012:

Our proxy statement and annual report are available at http://www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx

2012 PROXY STATEMENT

i

OUTSTANDING EQUITY AWARDS AT YEAR-END 2011	44
2011 OPTION EXERCISES AND STOCK VESTED TABLE	45
2011 PENSION BENEFITS	46
Retirement Plan	46
Supplemental Employees’ Retirement Plan	46
2011 NONQUALIFIED DEFERRED COMPENSATION	47
Estimated Severance Payments Table	50
Estimated Benefits on Termination Following a Change-in-Control	53
PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	54
SERVICES PROVIDED BY THE INDEPENDENT AUDITOR AND FEES PAID	55
Fees Paid to PricewaterhouseCoopers LLP	55
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services	55
AUDIT COMMITTEE REPORT	56
PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012	56
Householding	57
Costs of Solicitation	57
OTHER INFORMATION	57
Section 16(a) Beneficial Ownership Reporting Compliance	57

2012 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

•	Time and Date	9:30 a.m., May 1, 2012
•	Place	West Pharmaceutical Services, Inc.
101 Gordon Dr.
Lionville, PA 19341
•	Record date	March 9, 2012
•	Voting

Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

•                  Election of ten directors

•                  Advisory vote on named executive officer compensation

•                  Ratification of PwC as independent auditors for 2012

Voting Matters

		Page Reference
	Board Vote Recommendation	(for more detail)
Election of Directors	FOR Each Director Nominee	3
Advisory Vote on Named Executive Officer Compensation	FOR	54
Ratification of PwC as Independent Auditor for 2012	FOR	56

Board Nominees

Each director nominee is elected annually by a majority of votes cast.  The following table provides summary information about each director nominee. Additional detail about directors and their qualifications is included in the proxy statement beginning on page 5.

										Other Current
		Director				Committee Memberships				Public Company
Name	Age	Since	Occupation	Qualifications	Independent	AC	CC	NCGC	ITC	Boards
Mark A. Buthman	51	2011	CFO, Kimberly-Clark	• Financial • International • Leadership	X	C/F		M
William F. Feehery	41	2012	Global Business Director, DuPont Photovoltaic Solutions	• International • Leadership • Technology	X
Thomas W. Hofmann	60	2007	Retired Sr. VP & CFO, Sunoco, Inc.	• Financial • Leadership	X	F		C		Penn Virginia Resource Partners
L. Robert Johnson	70	1989	Managing Partner, Founders Capital Partners	• Financial • Technology	X				C
Paula A. Johnson	52	2005	Cardiologist; Exec. Dir. of Connor’s Center for Women’s Health and Gender Biology Brigham and Women’s Hospital	• Healthcare	X				M

										Other Current
		Director				Committee Memberships				Public Company
Name	Age	Since	Occupation	Qualifications	Independent	AC	CC	NCGC	ITC	Boards
Douglas A. Michels	55	2011	President & CEO, OraSure Technologies	• Healthcare • International • Leadership	X	M				OraSure Technologies
Donald E. Morel, Jr.	54	2002	CEO & Chairman, West	• International • Leadership • Technology						Kensey Nash Corporation
John H. Weiland	56	2007	President & Chief Operating Officer, C. R. Bard	• Healthcare • International • Leadership	X		C			C. R. Bard, Inc.
Anthony Welters	57	1997	Executive VP, UnitedHealth Group, Inc.	• Healthcare • Leadership	X		M			Qwest Communications; C. R. Bard, Inc.
Patrick J. Zenner	65	2002	Retired Hoffmann-La Roche	• Healthcare • International • Leadership	X		M	M		Par Pharmaceuticals; ArQule, Inc.

AC	Audit Committee	International	International Operations Experience
C	Chair	ITC	Innovation and Technology Committee
CC	Compensation Committee	Leadership	Public Company Executive Leadership
F	Financial expert	M	Committee Member
Financial	Financial Expertise	NCGC	Nominating and Corporate Governance Committee
Healthcare	Leadership in Healthcare/Public Health Field	Technology	Science or Technology Background

Attendance

No director nominee, all of which are current directors, attended fewer than 75% of the Board meetings and committee meetings on which he or she sits.

Auditors

As a matter of good corporate governance, we are asking our shareholders to ratify the selection of PwC as our independent auditors for 2012. Set forth below is summary information with respect to PwC’s fees for services provided in 2011 and 2010.

Type of Fees	2011	2010

Audit Fees	$1,463,205	$1,466,697
Audit-Related Fees	41,000	9,000
Tax Fees	158,049	128,632
All Other Fees	3,403	1,800
Total	$1,665,657	$1,606,129

Advisory Vote on Named Executive Officer Compensation

We are asking shareholders to approve on an advisory basis the compensation of our named executive officers. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving West’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of our shareholders and motivating the executives to remain with West for long and productive careers.

Executive Compensation Elements

Type	Form	Terms
Annual Cash	Salary	-	Held steady or modest increases in 2010 and 2011

	Annual Incentive Plan	-	Payouts based solely on achievement against pre-established company financial performance

Equity	Performance-Vesting Stock Units	-	Payouts based solely on achievement of divisional, regional and corporate goals over three-year period

	Stock Options	- -	Vest 25% per year while employed Exercise period of ten years

Retirement	Pension Plan	- -	3 year vesting schedule Cash balance formula

Other	Perquisites	-	Life insurance, matching contributions, company car and expatriate benefits

Key 2011 and 2012 Compensation-Related Decisions

•            Changed the way we calculate expected values of LTI awards so that the values reflected in the SCT align more closely with the expected values approved by the Compensation Committee.

•            Increased the weighting of the Adjusted EPS metric under the AIP to emphasize the importance of improving our earnings per share.

•            Rebalanced the peer groups to include companies that more closely match our current size and global complexity and against which we compete for talent and business, as well as companies used by third-party advisory firms.

•            Conducted annual realizable pay-for-performance alignment analyses for the Chief Executive Officer versus the Company’s peer groups in 2011 and 2012.

Other Existing Key Compensation Features

•            Clawback of incentive compensation

•            No (excise) tax gross ups

•            No “single trigger” feature on parachute payments in change-in-control agreements offered to future executives

•            No-hedging policy

•            Significant executive share ownership requirements

•            Independent compensation consultant

v

2011 Compensation Summary

Name and Principal Position	Salary $	Bonus $	Equity Awards (1) $	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $	Total Without Change in Pension Value (2) $	Total Realizable Compensation (3) $
Donald E. Morel, Jr. Chairman of the Board and CEO	825,028	0	2,200,011	736,369	650,211	135,623	4,547,242	3,897,031	2,506,671

William J. Federici Vice President and Chief Financial Officer	441,267	0	600,006	275,693	152,956	45,495	1,515,417	1,362,461	974,411

Jeffrey C. Hunt President, Pharmaceutical Packaging Systems	371,155	0	405,149	234,291	29,704	32,520	1,072,819	1,043,115	782,461

Warwick Bedwell President, Pharmaceutical Packaging, Asia-Pacific Region	347,005	0	299,998	201,603	0	211,651	1,060,257	1,060,257	548,608

Heino Lennartz President, Pharmaceutical Packaging, Europe Region	314,917	856	299,998	186,561	0	43,820	846,152	846,152	631,235

The table above is not a substitute for our 2011 Summary Compensation Table (which reflects pay opportunity) which is set forth on page 40.  It is intended to supplement and inform that table.

(1)          The Equity Awards column is a sum of the stock awards and option awards column of our 2011 Summary Compensation Table.

(2)          Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.  This column shows the impact that change in pension values had on total compensation, as determined under applicable SEC rules, which vary substantially due to actuarial calculations.  The amounts reported in the Total Without Change in Pension Value column differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation under the 2011 Summary Compensation Table.

(3)          Realizable pay takes a retrospective look at pay and performance.  It is calculated using actual bonuses earned, end of period stock values and in-the-money value of stock options during the measurement period.  Realizable pay is calculated by adding together: (1) base salary paid, (2) annual incentive plan amounts actually earned for 2011 performance, (3) the in-the-money value of stock option grants made during the applicable year, and (4) the current estimate for payouts for Performance-Vesting Stock Unit Award made in 2011 (92.50% of target).

2013 Annual Meeting

The deadline for shareholder proposals for the 2013 annual meeting is November 23, 2012.

WEST PHARMACEUTICAL SERVICES, INC.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

Proxy Solicitation

Our Board of Directors is soliciting your vote on matters that will be presented at our 2012 Annual Meeting of Shareholders and at any adjournment or postponement.  This proxy statement, the accompanying proxy card or voting instructions and our 2011 Form 10-K Annual Report, including our annual report wrapper (“2011 Annual Report”), are being made available to you on or about March 21, 2012.  This proxy statement contains information on these matters to assist you in voting your shares.

Shareholders Entitled to Vote

If you were a shareholder of record of our common stock, par value $.25 per share, at the close of business on March 9, 2012, you can vote.  For each matter presented for vote, you have one vote for each share you own.

Notice of Internet Availability of Proxy Materials

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our 2011 Annual Report available to our shareholders electronically via the Internet. Accordingly, in compliance with this e-proxy process, on or about March 21, 2012, we made available to our beneficial owners a Notice containing instructions on how to access this proxy statement and our 2011 Annual Report via the Internet and how to vote online. As a result, unless otherwise required, you may not receive a copy of the proxy materials unless you request a copy. All shareholders will be able to access the proxy materials on a website referred to in the Notice and in this proxy statement and to request to receive a set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.  By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our annual meeting of shareholders on the environment.

This proxy statement and our 2011 Annual Report are available at:

http://www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx

Shareholders of Record and Beneficial Owners

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the “shareholder of record” of those shares.  We have sent the Notice directly to you.  As a shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2012 Annual Meeting.  We have enclosed a proxy card for you to use.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name.  The Notice has been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares.  As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the materials made available or by following their instructions for voting on the Internet.

Voting Methods

You may vote using any of the following methods:

Proxy Card or Voting Instruction Card.  Be sure to complete, sign, date the card and return it in the prepaid envelope.

Via the Internet.  The Internet voting procedure is designed to authenticate votes cast by use of a personal identification number.  The procedure allows shareholders to appoint a proxy and confirms that your actions have been properly recorded.  The website for Internet voting is www.proxyvote.com.  The enclosed proxy card contains specific instructions on Internet voting and additional instructions are provided on the website.  Please have your proxy card available when you go online.  Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 PM Eastern Time on April 30, 2012.

In Person at the Meeting.  If you are a shareholder of record and attend the meeting, you may deliver your completed proxy card in person.  If you are a beneficial owner, you must obtain a proxy card from your broker, bank or other holder of record and present it to the judge of elections with your ballot in order to vote.

Voting Shares Held in Qualified Plans.  Any shares you may hold in the West Pharmaceutical Services, Inc. 401(k) Plan or the Tech Group Puerto Rico Savings and Retirement Plan have been added to your other holdings on your proxy card.  Your completed proxy card serves as voting instructions to the trustee of those plans.  You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet or mail, all as described on the enclosed proxy card.  If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it received timely voting instructions.

Quorum and Vote Required

We must have a quorum to conduct business at the 2012 Annual Meeting.  A quorum consists of the presence at the meeting either in person or represented by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote.  You are part of the quorum if you have voted by proxy.  As of the record date for the meeting, 33,804,659 shares of our common stock were issued and outstanding.

For the purpose of establishing a quorum, abstentions, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, and broker non-votes are considered shareholders who are present and entitled to vote, and count toward the quorum.  A broker non-vote occurs when a broker or other nominee that holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.  Although there is no controlling precedent under Pennsylvania law regarding the treatment of broker non-votes in certain circumstances, we intend to apply the following principles:

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 - Election of Directors	Plurality of the votes cast	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 3 - Ratification of Independent Auditors for 2012	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions and broker non-votes will have the effect of negative votes	Yes

How Your Shares Will Be Voted

In each case, your shares will be voted as you instruct.  If you return a signed card, but do not provide voting instructions, your shares will be voted FOR each of the proposals.

Changing Your Vote

Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date.  You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Director Nominees

Our shareholders will be asked to consider ten nominees for election to our Board to serve for a one-year term until the 2013 annual meeting of shareholders, and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal. The names of the ten nominees for director, their current positions and offices, tenure as a West director and their qualifications are set forth below.  Each of their respective committee memberships are set forth under the heading 2011 Committee Membership and Number of Committee Meetings Held.  All of the nominees are current West directors and, with the exception of Dr. Morel, have been determined by our Board to be independent. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees and recommended to our Board that each nominee be submitted to a vote of our shareholders at the Annual Meeting. The Board unanimously approved the Committee’s recommendation at its meeting on February 21, 2012.

On February 21, 2012, in anticipation of the May 2012 retirement of Dr. Robert C. Young in accordance with the Board’s retirement policy, the Board increased its size to 11 and elected Dr. William F. Feehery to serve until the 2012 Annual Meeting and, if elected by shareholders, until the 2013 Annual Meeting.

Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected.  If any nominee is unable to serve, the Nominating and Corporate Governance Committee will recommend to our Board a replacement nominee.  The Board may then designate the other nominee to stand for election.  If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

Director Qualifications and Biographies

As a leading manufacturer of pharmaceutical packaging and delivery systems with global operations, we believe that our Board should include a mix of backgrounds and expertise that enhances the ability of the directors collectively to understand the issues facing us and to fulfill the Board’s and its committees’ responsibilities.  Board members should have high standards of integrity and commitment, exhibit independence of judgment, be willing to ask hard questions of management and work well with others.  Directors are expected to devote sufficient time to our affairs and be free of conflicts of interest, engage in constructive discussion with each other and management and demonstrate diligence and faithfulness in attending Board and committee meetings.

The Nominating and Corporate Governance Committee reviews annually with the Board the size and composition of the Board as a whole to determine the qualifications and areas of expertise needed to further enhance the composition of the Board.  As a result of this process, the Nominating and Corporate Governance Committee has identified the following specific criteria as important for potential director candidates: (1) senior level executive leadership at public companies, particularly companies with international operations; (2) leadership in the healthcare or public health fields; (3) science or technology backgrounds; and (4) financial expertise.  The Committee works with management and the other directors to attract candidates with those qualifications.  The goal of the Committee is to achieve a Board that reflects the appropriate balance and diversity of knowledge, experience, skills and expertise.  The following chart shows the current mixture of qualifications of our Board.

The information that follows includes each director’s (1) age and tenure on our Board; (2) experience, qualifications, attributes and skills that the led the Board to conclude that each director and nominee should serve on our Board; and (3) service on the boards of directors of other public companies during the past five years.

Mark A. Buthman, 51, has served as a director since February 2011.  He has been Chief Financial Officer of Kimberly-Clark since 2003.  He is an active participant in the Standard & Poor Corporate Rating Issuers Council and the Dallas Area CFO Roundtable and serves as a member of the board of directors of K-C de Mexico.

Having served since 2003 as the Senior Vice President and Chief Financial Officer of Kimberly-Clark, a global producer of branded products for the consumer, professional and healthcare markets, Mr. Buthman provides expertise in the fields of finance and accounting as well as additional experience with real estate, investor relations and information-technology services.  Throughout his tenure at Kimberly-Clark, he has served in a wide range of leadership roles in the areas of analysis, strategy and mergers and acquisitions.

William F. Feehery, Ph.D., 41, has served as a director since February 2012.  He is Global Business Director, DuPont Photovoltaic Solutions in DuPont’s Electronics and Communications business segment.  He has been at DuPont since 2002 and has previously served as Global Business Director, Electronics Growth Businesses, and as President of DuPont Displays, Inc.

Dr. Feehery brings extensive global public company leadership experience to the Board, having served in leadership roles throughout the DuPont organization, a provider of innovative products and services for markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.  In addition, Dr. Feehery brings considerable technical experience with a Ph.D. in chemical engineering and over ten years of experience in the technology industry.

Thomas W. Hofmann, 60, has served as a director since October 2007.  He is the retired Senior Vice President and CFO of Sunoco, Inc., an oil refining and marketing company, where he served in that capacity from January 2002 until December 2008.  Mr. Hofmann also served Sunoco in various other senior management roles since 1995.  He is a director of Penn Virginia Resource Partners, L.P., Northern Tier Energy, Inc., Fox Chase Cancer Center and Scholar Academies and is a member of the Advisory Board of the Boys & Girls Clubs of Philadelphia.  He previously served as a director of Viasys Healthcare Inc. from 2004 through 2007 and Sunoco Logistics Partners LP from 2002 through 2008.

Mr. Hofmann provides substantial financial, corporate governance and management experience with expertise in all areas of finance, including tax, accounting, auditing, treasury, investor relations and budgeting, and he is well-versed in strategic planning, risk-management and capital-market issues.  Over the course of his distinguished career with Sunoco, Inc., Mr. Hofmann was involved in a number of unique transactions, including significant acquisitions and divestitures.

L. Robert Johnson, 70, has served as a director since March 1989. He is Managing Partner of Founders Capital Partners, a venture capital angel group he established in 1988. He is a life member of the Corporation of the Massachusetts Institute of Technology, a director of the Scholarship Foundation of Santa Barbara, the Santa Barbara Center for the Performing Arts, Affinity Biosensors, LLC and Digifit, Inc.

Mr. Johnson is a seasoned investment and biotechnology business professional, with over 40 years’ experience. He has invested in and operated technology-based companies in a variety of fields, including medical care and genomics.  He brings a wealth of technology, financial and transactional expertise to our Board. Mr. Johnson spent 16 years developing his expertise in research, private equity and venture capital activities through his affiliations with the firms of Donaldson, Lufkin & Jenrette, Inc. and Kidder Peabody & Co., Incorporated, and 22 years in technology investing through Founders Capital Partners. In addition, Mr. Johnson has served on numerous private and public company boards of directors.

Paula A. Johnson, M.D., MPH, 52, has served as a director since October 2005. She is a cardiologist and has been the Executive Director of the Connors Center for Women’s Health and Gender Biology and Chief of the Division of Women’s Health at Brigham and Women’s Hospital since January 2002. Dr. Johnson also is an Associate Professor at Harvard Medical School.

Dr. Johnson brings a wealth of leading healthcare expertise to our Board. She is a nationally recognized expert in cardiology and women’s and minority healthcare issues. In her role as Executive Director of the Connors Center for Women’s Health and Gender Biology and as Chief of the Division of Women’s Health at Brigham and Women’s Hospital, Dr. Johnson has built a novel, interdisciplinary research, education, clinical and policy program in women’s health whose mission is to improve the health of women and to transform their medical care. Dr. Johnson has extensive experience in developing quality control systems in health care. Dr. Johnson is the recipient of many awards recognizing her contributions to women’s and minority health and is featured as a national leader in medicine by the National Library of Medicine. She has an extensive background in quality and safety in healthcare and in public health systems.

Douglas A. Michels, 55, has served as a director since February 2011. Since June 2004, he has served as President and Chief Executive Officer of OraSure Technologies, Inc. and as a member of the OraSure Board of Directors. He also serves as a member of the board of directors of St. Luke’s Hospital and Health Network in Bethlehem, Pennsylvania.

Mr. Michels brings considerable expertise and executive leadership skills in the pharmaceutical, medical device and diagnostic industry having spent seven years with OraSure Technologies, Inc., 19 years with Johnson & Johnson and seven years with Abbott Laboratories. In February 2010, Mr. Michels was appointed to the Presidential Advisory Council on HIV/AIDS (PACHA). PACHA provides advice, information and recommendations to the President of the United States through the Secretary of Health and Human Services on domestic and global HIV/AIDS policy issues. Mr. Michels previously served on the Board of the National Blood Foundation, the Board of the National Committee for Quality Health Care, and the Coalition to Protect America’s Health Care.

Donald E. Morel, Jr., Ph.D., 54, has served as a director since March 2002. He has been our Chief Executive Officer since April 2002 and Chairman of the Board since March 2003. Dr. Morel was our President from April 2002 to June 2005. He serves as a director of Fox Chase Cancer Center and Kensey Nash Corporation and as a member of the board of trustees of The Franklin Institute and of Lafayette College.

Dr. Morel has significant biomedical and pharmaceutical experience with over 20 years’ experience developing and managing programs involving advanced materials for aerospace, biomedical and pharmaceutical applications. In addition, having served with us in a variety of increasingly responsible roles, including Chief Operating Officer, head of our drug-delivery division, and Vice President of Research and Development, Dr. Morel has considerable experience identifying and implementing strategic priorities.

John H. Weiland, 56, has served as a director since May 2007. He has been President and Chief Operating Officer of C. R. Bard, Inc., a medical-device company, since August 2003, and served as its Group President from April 1997 to August 2003 and its Group Vice President from March 1996 to April 1997. Mr. Weiland also serves as a director of C. R. Bard, Inc.

Mr. Weiland has considerable expertise in the area of healthcare with over 30 years of experience in the healthcare industry and brings to our Board executive leadership in medical-device company operations with significant international business expertise. As Bard’s President and Chief Operating Officer, Mr. Weiland has responsibility for all of its business operations.

Anthony Welters, 57, has served as a director since March 1997. He has been Executive Vice President, UnitedHealth Group Inc., a diversified health and well-being company, since November 2006. In January 2011, he was appointed a Member of the Office of the CEO. From September 2007 to December 2010, he held the position of President of the Public and Senior Markets Group which included UnitedHealthcare Medicare and Retirement (formerly Ovations) and Community and State (formerly AmeriChoice) business units. Mr. Welters was President and Chief Executive Officer of AmeriChoice Corporation, a UnitedHealth Group Company, and its predecessor companies from 1989 until November 2006. Mr. Welters also serves as Vice Chair of New York University, Chairman of Morehouse School of Medicine, a director of C. R. Bard, Inc. and Qwest Communications International, Inc., the Chair of the New York University School of Law Board of Trustees and a trustee of the New York University School of Medicine and the Library of Congress.

Mr. Welters brings to our Board considerable financial and management expertise, having distinguished himself as a visionary yet practical business leader, with demonstrated entrepreneurial, operations and management expertise. As CEO of AmeriChoice Corporation, he directed a highly successful managed care plan while pursuing new market opportunities in the field of managed healthcare. Mr. Welters is the recipient of the prestigious Horatio Alger award and serves as a director of the Horatio Alger Association.

Patrick J. Zenner, 65, has served as a director since July 2002. He is retired from Hoffmann-La Roche Inc., North America, the prescription drug unit of the Roche Group, a leading research-based healthcare enterprise, where he served as President and Chief Executive Officer from 1993 to January 2001. He was a director and the Chairman of the Board of Exact Sciences Corporation until July 2010, and from July 2007 until March 2008, served as its Interim CEO. He also served as Interim Chief Executive Officer of CuraGen Corporation from May 2005 through March 2006. In addition, Mr. Zenner serves as Chairman of the Board and a director of ArQule, Inc. and is a director of Par Pharmaceuticals Companies, Inc. He previously served as director of Xoma Corporation from 2002 to 2010.

Mr. Zenner provides to the Board over 40 years of experience and expertise in the pharmaceutical industry. Since retiring from Hoffmann-La Roche, Mr. Zenner has devoted his considerable industry expertise and corporate-governance knowledge to small and early-stage pharmaceutical and technology companies in various capacities, including board member, chairman and interim CEO.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominated directors.

CORPORATE GOVERNANCE MATTERS

Development and implementation of best practices throughout our corporate governance structure is fundamental to our strategy to enhance performance by creating an environment that increases operational efficiency and ensure long-term productivity and growth.  Sound corporate governance practices also ensure alignment with shareholder interests by promoting fairness, transparency and accountability in business activities among employees, management and the Board.

2011 Corporate Governance Developments

Because our Board is committed to strong and effective corporate governance, our corporate governance practices and policies are established, monitored and regularly assessed by our Board with assistance and guidance from our Nominating and Corporate Governance Committee to ensure we meet or exceed the requirements of applicable laws, regulations and rules and the NYSE’s listing standards.

During 2011, our Board took the following actions concerning our corporate governance policies and practices:

•                  implemented declassification of our Board, after receipt of shareholder approval of a declassification amendment to our Articles of Incorporation at the 2011 Annual Meeting;

•                  revised our director retirement policy to be consistent with a declassified board; and

•                  recommended that an advisory vote on executive compensation be held annually.

The changes made to our corporate governance policies and practices build upon our solid corporate governance structure, which is exemplified by:

•                  a strong Chairman, Independent Directors, who is elected annually by the Board;

•                  our committee charters, which clearly establish the roles and responsibilities of each of the committees;

•                  Board committees that are comprised and chaired solely by independent directors;

•                  regular executive sessions of our independent directors;

•                  a “no-hedging” policy in our insider trading policy, which prohibits all employees, including our named executive officers and our non-employee directors, from hedging the economic risk in the West shares they own;

•                  a strong risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees;

•                  a director orientation and continuing education program;

•                  our clear Code of Business Conduct;

•                  our Corporate Governance Principles; and

•                  our Compensation Committee’s engagement of an independent compensation consultant.

Additional information regarding the above aspects of our corporate governance is provided in this proxy statement in this section and the sections entitled “Board of Directors and Committees of the Board” and “Executive Compensation—Compensation Discussion and Analysis.”

Corporate Governance Documents

Our principal governance documents are our Corporate Governance Principles (“Principles”), Board Committee Charters, Independence Standards and Code of Business Conduct.  These documents are available in the “Investors— Corporate Governance” section of our website at www.westpharma.com and copies of these documents may be requested by writing to our Corporate Secretary, West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA 19341.

Aspects of our governance documents are summarized below.  We encourage our shareholders to read our governance documents, as they present a comprehensive picture of how the Board addresses its governance responsibilities to ensure our vitality and success.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles to provide guidance to our Board and its committees on their respective roles, director qualifications and responsibilities, Board and committee composition, organization and leadership.  The Nominating and Corporate Governance Committee assesses the Principles in light of corporate governance developments and makes recommendations to the Board on any changes to implement.  Our Principles address, among other things:

•                  director qualifications, including our Independence Standards;

•                  the requirement to hold separate executive sessions of the independent directors;

•                  the role of independent directors in executive succession planning;

•                  the Board’s policy on setting director compensation and director stock-ownership guidelines;

•                  guidelines on Board organization and leadership, including the number and structure of committees and qualifications of committee members;

•                  policies on access to management;

•                  director orientation and continuing education; and

•                  the annual self-assessment of board and committee performance to determine their effectiveness.

Code of Business Conduct

All of our employees, officers and directors are required to comply with our Code of Business Conduct.  The Code of Business Conduct covers fundamental ethical and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal and regulatory requirements.  The Board has adopted a comprehensive Corporate Compliance and Ethics Program and has named John R. Gailey III our Chief Compliance Officer.  Mr. Gailey delivers semi-annual reports on the corporate compliance and ethics program to the Audit Committee.

Board Leadership Structure

The Board has determined that combining the CEO and Chairman positions is currently the best leadership structure for the Company.  The Board believes that our CEO is best situated to serve as Chairman because, given his day-to-day involvement with and intimate understanding of our business, industry and management team, he is the director most capable of effectively identifying and implementing strategic priorities.

Independent directors and management have different perspectives and roles in strategy development.  Our independent directors bring experience, oversight skills and expertise from outside our organization and industry, while our CEO brings Company-specific experience and expertise.  The Board believes that the combined role of Chairman and CEO promotes strategy development and implementation, and facilitates information flow between management and the Board, which are essential to effective governance.  The Board further believes that combining these roles fosters clear accountability, effective decision-making and alignment on the development and execution of corporate strategy.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for implementing the strategy once it is developed.  The Board also believes the combined role of Chairman and CEO is an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives.  Combining these positions places the Company’s senior-most executive in a position to guide the Board’s agenda in setting priorities for the Company and addressing the risks and challenges the Company faces.  Additionally, maintaining an independent board with a Chairman, Independent Directors permits open discussion and assessment of the Company’s ability to manage these risks and provides the appropriate balance between strategy development and independent oversight of management.

Chairman, Independent Directors

Thomas W. Hofmann, an independent director who serves as Chairman of the Nominating and Corporate Governance Committee, was selected by the Board in 2010 and re-appointed in 2011 to serve as the Chairman, Independent Directors for all meetings of non-management directors held in executive session.  The Chairman, Independent Directors confers with the CEO on Board agenda items, meeting schedules, presentations and other communications, acts as chairman for Board discussions on any subject where the CEO would not be the appropriate person to chair such discussion, and serves as principal liaison between the CEO and the independent directors.

The CEO and the Chairman, Independent Directors create the agenda for each Board meeting.  Each independent director may add items to the agenda.  Independent directors meet in regularly scheduled executive sessions and in special executive sessions called by the Chairman, Independent Directors.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board taking an active role in overseeing management of our risks—both at the Board and committee level.

The Board regularly reviews and monitors the risks associated with our financial condition and operations and specifically reviews the enterprise risks associated with the Company’s five-year plan.  In particular, the Board reviews the Company’s risk portfolio, confirms that management has established risk management processes that are functioning effectively and efficiently and are consistent with the Company’s corporate strategy, reviews the most significant risks and determines whether management is responding appropriately.

The Board performs its risk oversight role by using several different levels of review.  Each Board meeting begins with a strategic overview by the CEO that describes the most significant issues, including risks, affecting the Company and also includes business updates from each reporting segment.  In addition, at least quarterly, the Board reviews in detail the business and operations of each of the Company’s reporting segments, including the primary risks associated with that segment.

The Board focuses on the overall risks affecting the Company.  Each committee has been delegated the responsibility for the oversight of specific risks that fall within its areas of responsibility.  For example:

•                  The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risk for the Company.

•                  The Audit Committee oversees management of financial reporting, compliance and litigation risks as well as the steps management has taken to monitor and control such exposures.

•                  The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest and the effectiveness of the Board.

•                  The Innovation and Technology Committee reviews risks associated with intellectual property, innovation efforts and our technology strategy.

Although each committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is regularly informed about those risks through committee reports.

Director Independence

Our Board has adopted a formal set of categorical director qualification standards used to determine director independence.  The standards meet or exceed the independence requirements of the NYSE corporate governance listing standards.  Under the standards, a director must be determined to have no material relationship with us other than as a director.  The standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us or our independent registered public accounting firm.  The standards also prohibit the Audit Committee members from having any direct or indirect financial relationship with us.  The full text of our standards may be found under the “Investors—Corporate Governance” caption on our website at www.westpharma.com.

With the assistance of our General Counsel, the Nominating and Corporate Governance Committee has reviewed the applicable legal standards for Board and committee member independence, our standards of independence and the criteria applied to determine “audit committee financial expert” status.  The Committee has also reviewed a summary of the answers to annual questionnaires completed by each director.  On the basis of this review, the Nominating and Corporate Governance Committee has reported its findings to the full Board, and the Board has affirmatively determined that each of its non-employee directors is independent of us and our management under our standard of independence.  In making its determination, the Board considered relevant facts and circumstances, including direct and indirect transactions and relationships between each director and us.

Director Mandatory Retirement

Non-employee directors must retire on the date of the annual meeting of shareholders immediately following his or her 72nd birthday.  Employee directors must submit their resignation upon the date he or she ceases to be an executive of the Company.

Stock Ownership Goal for Directors and Executive Management

To encourage significant stock ownership by our directors, and to further align their interests with the interest of our shareholders, directors are expected to acquire within three years of appointment, and to retain during their tenure on the Board, shares of our common stock equal in value to at least five times the amount of the annual retainer.  In 2011, the annual retainer was $40,000.  The Board has set stock ownership goals for senior executive management, which are set forth in “Compensation Discussion and Analysis—Other Compensation Policies.”

Executive Sessions of Independent Directors

Our Board also holds regular executive sessions of only independent directors to conduct a self-assessment of its performance and to review management’s strategy and operating plans, the criteria by which our CEO and other senior executives are measured, management’s performance against those criteria and other relevant topics.  Last year, our independent directors held three executive sessions.

Communicating with the Board

Interested parties may communicate with the Chairman, Independent Directors or the independent directors as a group by sending a letter addressed to our Board of Directors, c/o Vice President, General Counsel and Secretary, West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA 19341.  Communications to a particular director should be addressed to that director at the same address.

Our Corporate Secretary maintains a log of all communications received through this process.  Communications to specific directors are forwarded to those directors.  All other communications are transmitted directly to the Chairman, Independent Directors who decides whether they should be forwarded to a particular Board committee or to management for further handling.

Nomination of Director Candidates

Candidates for nomination to our Board are selected by the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, our Amended and Restated Articles of Incorporation, our Bylaws and our Principles.  All persons recommended for nomination to our Board, regardless of the source of the recommendation, are evaluated in the same manner by the Committee.

The Board and the Nominating and Corporate Governance Committee consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

•                  A director is nominated based on his or her professional experience.  A director’s traits, expertise and experience add to the skill-set of the Board as a whole and provide added value in areas needed for the Board to operate effectively.

•                  A director must have high standards of integrity and commitment, and exhibit independence of judgment, a willingness to ask hard questions of management and the ability to work well with others.

•                  A director should be willing and able to devote sufficient time to the affairs of the Company and be free of any disabling conflict.

•                  All of the directors, except for the Chief Executive Officer, should be “independent” as outlined in our Independence Standards.

•                  A director should exhibit confidence and a willingness to express ideas and engage in constructive discussion with other Board members, Company management and all relevant persons.

•                  A director should actively participate in the decision-making process, be willing to make difficult decisions, and demonstrate diligence and faithfulness in attending Board and committee meetings.

•                  The Board generally seeks active or former senior level executives of public companies, particularly companies with international operations, leaders in the healthcare or public health fields, science or technology backgrounds and individuals with financial expertise.

When considering nominees, the Nominating and Corporate Governance Committee may also consider whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board’s overall composition and needs.  In addition, the Nominating and Corporate Governance Committee considers the value of diversity on the Board in the director nominee identification and nomination process.  Accordingly, the Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board.  The Committee regularly assesses the effectiveness of this approach as part of its review of the Board’s composition.

To assist it with its evaluation of the director nominees for election at the 2012 Annual Meeting, the Committee took into account the factors listed above and used a skills matrix highlighting the experience of our directors in areas such as pharmaceutical and biopharmaceutical services, medical device components, leadership, financial literacy, risk management expertise, and independence.  Under the heading “Director Qualifications and Biographies,” we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly-traded companies, together with the qualifications, experience, key attributes and skills the Committee and the Board believes will best serve the interests of the Board, the Company and our shareholders.

Shareholders who wish to recommend or nominate director candidates must provide information about themselves and their candidates and comply with procedures and timelines contained in our Bylaws.  These procedures are described under “Other Information—2013 Shareholder Proposals or Nominations” in this proxy statement.

Related Person Transactions and Procedures

The Board has adopted a written policy and procedures relating to the Nominating and Corporate Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements under SEC regulations.  A “related person” includes our directors, officers, 5% shareholders and immediate family members of these persons.  Under the policy, the Nominating and Corporate Governance Committee reviews the material facts of all related person transactions, determines whether the related person has a material interest in the transaction and may approve, ratify, rescind or take other action with respect to the transaction.  In approving the transactions, the Committee will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transactions.

The Committee reviews and pre-approves certain types of related person transactions, including (1) director and executive officer compensation that is otherwise required to be reported in our proxy statement under SEC regulations; (2) certain transactions with companies at which the related person is an employee only; and (3) charitable contributions that would not disqualify a director’s independent status.  The policy and procedures can be found in the “Investors—Corporate Governance—Related Party Transaction Policies and Procedures” section of our website www.westpharma.com.

We do not have any related person transactions required to be reported under applicable SEC rules.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Structure of the Board of Directors and Recent Changes in the Board

At the 2011 Annual Meeting, our shareholders approved an amendment to our Articles of Incorporation to declassify the Board.  As a result, all of our directors are elected annually and will hold office until the next annual meeting of shareholders or until their successors, if any, are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal.

During 2011, our Nominating and Corporate Governance Committee and our Board decreased the size of the Board to ten after the retirement of two directors under the Board’s retirement policy.  On February 21, 2012, the Board increased the size of the Board to 11 and elected Dr. Feehery to serve until the 2012 Annual Meeting and, if elected by shareholders, until the 2013 Annual Meeting.  The Board took this action in anticipation of Dr. Young’s retirement at the 2012 Annual Meeting under the Board’s retirement policy.

Meetings

During 2011, our Board met six times.  Each director attended at least 75% of the Board meetings and the meetings of the Board committees on which he or she served.  All directors are expected to attend the 2012 Annual Meeting, and all of our directors with the exception of Mr. Weiland attended the 2011 Annual Meeting.  Last year, our independent directors held three executive sessions.

Board Committees

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Innovation and Technology Committee, each of which consists solely of independent directors.  Each of our committees has a written charter, which is posted in the “Investors—Corporate Governance” section of our website at www.westpharma.com.  You may request a printed copy of each committee’s charter from our Corporate Secretary.  The following table sets forth the members of our board committees as of December 31, 2011 and the number of meetings held last year.

2011 Committee Membership and Number of Committee Meetings Held

Name	Audit	Compensation	Nominating and Corporate Governance	Innovation and Technology

Mark A. Buthman	C		M
Thomas W. Hofmann	M		C
L. Robert Johnson				C
Paula A. Johnson				M
Douglas A. Michels	M
John H. Weiland		C
Anthony Welters		M
Robert C. Young				M
Patrick J. Zenner		M	M

Number of 2011 Meetings	8	5	4	3

M = Member         C = Chair

Our committee membership changed in May 2011. Mr. Buthman and Mr. Michels were appointed to the Audit Committee, and Mr. Buthman was appointed as Audit Committee chairman.  Following the July 2011 committee meetings, John P. Neafsey retired from the Nominating and Corporate Governance Committee and the Audit Committee and Geoffrey F. Worden retired from the Audit

Committee in anticipation of their August retirements from the Board.

Audit Committee

The Audit Committee assists our Board in its oversight of (1) the integrity of our financial statements; (2) the independence and qualifications of our independent auditors; (3) the performance of our internal audit function and independent auditors; and (4) our compliance with legal and regulatory requirements.  In carrying out these responsibilities, the Audit Committee, among other things:

•                  Reviews and discusses our annual and quarterly financial statements with management and the independent auditors;

•                  Manages our relationship with the independent auditors, including having sole authority for their appointment, retention and compensation; reviewing the scope of their work; approving non-audit and audit services; and confirming the independence of the independent auditors; and

•                  Oversees management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting.

Audit Committee Financial Experts.  The Board has determined that Mr. Buthman and Mr. Hofmann are each an “audit committee financial expert” within the meaning of SEC regulations.

Compensation Committee

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers.  In discharging its duties, the Committee monitors the effectiveness of our executive compensation programs in realizing our compensation philosophy, reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, and evaluates their performance against those goals and objectives.

In addition, the Compensation Committee develops our overall compensation philosophy, and, either as a committee or together with the other independent directors, determines and approves our executive compensation programs, makes all decisions about the compensation of our executive officers, including the named executive officers, and oversees our cash and equity-based incentive compensation plans.  The Compensation Committee reviews and discusses our CEO’s compensation with the independent directors in executive session before making a final decision on his compensation.  Each year, the Compensation Committee reviews the nature and amounts of all elements of the named executive officers’ compensation, both separately and in total, to ensure that compensation levels continue to support our pay-for-performance philosophy and accomplish the Committee’s goals of linking compensation with shareholder value.

The Compensation Committee approves guidelines for grants of equity-based awards under our incentive plans and has adopted policy and procedures that govern equity grants.  Under that policy, the Compensation Committee makes all equity awards once per year at a committee meeting in February following the release of earnings for the prior year.  The Compensation Committee has delegated limited authority to a plan committee comprised of the CEO, Vice President, Human Resources, General Counsel and Corporate Controller to grant equity awards in connection with the hiring or promotion of employees or for retention purposes.  The policy also confirms that the grant date of any equity award is the date the award is approved at a meeting of the Compensation Committee or plan committee and that the exercise price of any stock option is determined as of the grant date in compliance with the terms of the applicable incentive plan. Additional information about the processes and procedures the Compensation Committee follows in considering and setting executive compensation is provided under “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies qualified individuals to serve as board members; recommends nominees for director and officer positions; determines the appropriate size and composition of our Board and its committees; monitors a process to assess Board effectiveness; reviews related-party transactions; and considers matters of corporate governance.  When necessary, after review by the Chairman, Independent Directors, the Nominating and Corporate Governance Committee formally recommends to our Board a successor to our CEO.  The committee also reviews and makes recommendations to the Board regarding compensation and benefits for non-employee directors.  The Nominating and Corporate Governance Committee administers director equity-based compensation awards.

Innovation and Technology Committee

The Innovation and Technology Committee provides guidance to our Board on technical and commercial innovation strategies, reviews emerging technology trends that may affect our business, reviews our major innovation and technological programs and overall patent strategies, and assists our Board in making well-informed choices about investments in new technology.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation for Fiscal 2011

Our non-employee directors receive annual grants of deferred stock and cash compensation, in the form of an annual retainer, meeting and committee fees.  In 2011, our Nominating and Corporate Governance Committee reviewed director compensation and recommended no increase in director compensation.  As a result, our director compensation has not changed since 2010.  The following table shows the meeting fees and retainers we paid to non-employee directors for 2011:

Compensation Item	Amount
Annual Retainers
Board	$40,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$7,500
Nominating and Corporate Governance Committee Chair	$7,500
Innovation and Technology Committee Chair	$7,500
Chairman, Independent Directors	$20,000
Per-Meeting Fees
Board	$1,500
Committee	$1,000

The total 2011 compensation of our non-employee directors is shown in the following table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Mark A. Buthman	58,180	110,000	419	168,599
Thomas W. Hofmann	88,500	110,000	7,339	205,839
L. Robert Johnson	59,500	110,000	21,277	190,777
Paula A. Johnson	50,500	110,000	9,969	170,469
Douglas A. Michels	47,222	110,000	634	157,856
John P. Neafsey*	42,472	110,000	2,689,873	2,842,345
John H. Weiland	60,000	110,000	11,383	181,383
Anthony Welters	54,000	110,000	24,261	188,261
Geoffrey F. Worden*	34,722	110,000	2,167,872	2,312,594
Robert C. Young	59,750	110,000	19,143	188,893
Patrick J. Zenner	58,000	110,000	12,638	180,638

*                 Mr. Neafsey and Mr. Worden retired from the Board under the Board’s retirement policy on August 4, 2011 and August 7, 2011, respectively.

Fees Earned or Paid in Cash.  The amounts in the “Fees Earned or Paid in Cash” column are retainers and meeting fees earned for serving on our Board, its committees and as committee chairs and Chairman, Independent Directors.  All annual retainers and meeting fees are paid quarterly.  The amounts are not reduced to reflect elections to defer fees under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”).  Mr. Michels, Mr. Welters, and Mr. Weiland deferred 100% of their cash compensation during 2011.  Dr. Young deferred 50% of his cash compensation during 2011.

Stock Awards.  The amounts in the “Stock Awards” column reflect the grant date fair value for deferred stock awards made in 2011.  The grant date fair value is determined under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.  In 2011, each non-employee director was awarded 2,325 shares of deferred stock.  The 2011 deferred stock had a grant date fair market value of $47.31 per share based on the closing price of our common stock on the award date, May 3, 2011.  For a more detailed discussion on the grant date fair value for our deferred stock awards, refer to Note 15 to the consolidated financial statements included in our 2011 Form 10-K.  Deferred stock awards are made on the date of our annual meeting and vest pro rata on a monthly basis through the date of the next annual meeting when the awards become fully vested.  Vesting ceases upon termination for any reason, and the entire award is forfeited immediately if a director is removed from the Board for cause.

Messrs. Worden and Neafsey forfeited 75% of their Deferred Stock award upon their retirement under the terms of the grant.  The value of the forfeiture on their respective retirement dates were: Mr. Neafsey - $71,877 and Mr. Worden - $72,401.

All deferred stock is credited to an account under the Director Deferred Compensation Plan and is distributed as shares of common stock according to the terms of that plan, as described below.  When dividends are paid on common stock, additional shares of deferred stock are credited to each director’s deferred stock account as if those dividends were used to purchase additional shares.

All Other Compensation.  The amounts in the “All Other Compensation” column are the sum of the: (1) dividend equivalents credited to accounts under the Director Deferred Compensation Plan;, (2) with respect to Mr. Hofmann, Dr. Paula Johnson, Mr. Neafsey, Mr. Weiland, Mr. Welters, Mr. Worden and Mr. Zenner, charitable contributions of $1,000 each made under our charitable contribution matching program, which is available to our employees, retirees and directors on a non-discriminatory basis; (3) with respect to Mr.

Neafsey, distribution of all of his account balance under the Director Deferred Compensation Plan, which he accrued during his 24-year tenure as a director; and, (4) with respect to Mr. Worden, distribution of a significant portion of his account balance under the Director Deferred Compensation Plan, which he accrued during his 18-year tenure as a director.

Stock Options.  Prior to 2007, non-employee directors received annual grants of stock options, which vested on the first anniversary of the grant date.  After benchmarking this practice, our Board stopped granting stock options to directors.  All stock options are vested and expire ten years after the original date of grant.

The following table presents information on stock awards and stock options as of December 31, 2011 for each person who served as a non-employee director last year.

Outstanding Director Stock Awards and Stock Options at Year-End 2011

Name	Vested Deferred Stock Awards (#)	Unvested Deferred Stock Awards (#)	Total Deferred Stock Awards (#)	Stock Options Outstanding (#)
Mark A. Buthman	1,557	779	2,336	—
Thomas W. Hofmann	10,228	779	11,007	—
L. Robert Johnson	10,905	779	11,684	19,200
Paula A. Johnson	10,905	779	11,684	3,900
Douglas A. Michels	1,557	779	2,336	—
John P. Neafsey*	-0-	-0-	-0-	6,400
John H. Weiland	10,905	779	11,684	—
Anthony Welters	10,905	779	11,684	28,200
Geoffrey F. Worden*	-0-	-0-	-0-	23,700
Robert C. Young	10,905	779	11,684	12,800
Patrick J. Zenner	10,905	779	11,684	23,950

*                 Mr. Neafsey and Mr. Worden retired from the Board under the Board’s retirement policy on August 4, 2011 and August 7, 2011, respectively, and received distributions of their vested deferred stock awards.

Director Deferred Compensation Plan

All non-employee directors may participate in the Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash retainers and meeting fees until their Board service terminates.  Deferred fees may be credited to a “stock-unit” account that is deemed invested in our common stock or to an account that earns interest at the prime rate of our principal commercial bank.  The stock-unit accounts also are credited with dividend equivalents based on the number of stock units credited to the account as of the dividend record date.

The value of a director’s account balance is distributed on termination of Board service.  The value of a director’s stock-unit account is determined by multiplying the number of stock units credited to the account by the fair market value of our common stock on the termination date.

Directors may receive their distribution as a lump sum or in up to ten annual installments.  Separate elections apply to amounts earned and vested before 2005 and amounts earned and vested after December 31, 2004.  Deferred stock is distributed in shares of stock and deferred stock units are distributed in cash.  If a director elects the installment option, any cash-account balances during the distribution period will earn interest at the prime rate of our principal commercial bank and deferred stock will be credited with dividends until paid.  Partial shares are distributed in cash.

The following table summarizes the amounts credited to each Director Deferred Compensation Plan account as of December 31, 2011:

Name	Stock Units Value(1) ($)	Deferred Stock Value (1) ($)	Amount Invested in Cash Account (2) ($)	Total Account Balance ($)
Mark A. Buthman	-0-	88,651	-0-	88,651
Thomas W. Hofmann	-0-	417,716	-0-	417,716
L. Robert Johnson	881,275	443,408	-0-	1,324,683
Paula A. Johnson	131,990	443,408	-0-	575,398
Douglas A. Michels	45,274	88,651	-0-	133,925
John P. Neafsey (3)	-0-	-0-	-0-	-0-
John H. Weiland	255,100	443,408	-0-	698,508
Anthony Welters	1,035,200	443,408	-0-	1,478,608
Geoffrey F. Worden (4)	-0-	-0-	72,926	72,926
Robert C. Young	759,531	443,408	-0-	1,202,939
Patrick J. Zenner	294,454	443,408	-0-	737,862

(1)          Value is determined by multiplying the number of stock units or shares of deferred stock, as applicable, times $37.95, the fair market value of a share of stock on December 31, 2011.  Stock units relate to deferred compensation that has previously been reported in the “Fees Earned or Paid in Cash” column for the year the compensation was earned.

(2)          Mr. Worden was the only director with amounts invested in the interest-bearing account.  This account earned interest at a rate of 3.25%, compounded quarterly, which resulted in $2,317 being credited to his account in 2011.  This amount will be distributed in 2012 and 2013.

(3)          Mr. Neafsey retired from the Board on August 4, 2011.  His account balance was distributed on October 3, 2011 under the terms of the Director Deferred Compensation Plan and his elections.

(4)          Mr. Worden retired from the Board on August 7, 2011.  Substantially all of his account balance was distributed on October 3, 2011 under the terms of the Director Deferred Compensation Plan and his elections.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of our common stock beneficially owned by (a) each of our directors; (b) each named executive officer (as defined in the Compensation Discussion and Analysis section of this proxy statement); (c) all current directors and executive officers as a group; and (d) each person or group known by us to own more than five percent of the outstanding shares of our common stock.  The information is stated as of March 1, 2012.  Unless otherwise noted, the beneficial owners exercise sole voting and/or dispositive power over their shares.

Name	Common Stock (1)		Options Exercisable Within 60 Days	Percent of Class
Warwick Bedwell	-0-		7,432	*
Mark A. Buthman	1,557		—	*
William J. Federici	89,010		162,596	*
William F. Feehery	-0-		—	*
Thomas W. Hofmann	10,228		—	*
Jeffrey C. Hunt	2,233		8,859	*
L. Robert Johnson	23,669	(2)	16,000	*
Paula A. Johnson	10,905		3,900	*
Heino Lennartz	640		18,738	*
Donald E. Morel, Jr.	411,201		678,590	3.2%
Douglas A. Michels	1,557		—	*
John H. Weiland	10,905		—	*
Anthony Welters	13,831		19,200	*
Robert C. Young	19,019		12,800	*
Patrick J. Zenner	13,655		23,950	*

All directors and executive officers as a group (21)	839,414	(3)	1,286,939	6.3%

Franklin Advisory Services, LLC One Parker Plaza, Ninth Floor Fort Lee, NJ 07024	3,391,516	(4)	—	10.1%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,474,663	(5)		7.3%

Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	2,257,094	(6)	—	6.7%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,007,074	(7)	—	5.9%

NFJ Investment Group LLC 2100 Ross Avenue, Suite 700 Dallas, TX 75201	1,737,049	(8)	—	5.2%

* Less than one percent of the outstanding shares of our common stock.

(1)          For executive officers, the common stock column includes (a) vested shares held in employee participant accounts under our 401(k) plan, Non-Qualified Deferred Compensation Plan for Designated Employees and Employee Stock Purchase Plan and (b) incentive shares (time-vested restricted stock held in various incentive plan accounts), unless those shares have been deferred under the Employee Deferred Compensation Plan.  For non-employee directors, the common stock column includes vested deferred stock awarded under the Director Deferred Compensation Plan, which are distributed in shares of common stock upon termination of Board service.  The following table shows how these shares are held:

Name	Deferred Stock	401(k) Plan	Employee Deferred Compensation Plan	Employee Stock Purchase Plan	Incentive Shares (Restricted Stock)

Warwick Bedwell	—	—	—	-0-	-0-
Mark A. Buthman	1,557	—	—	—	—
William J. Federici	—	498	7,012	6,226	—
William F. Feehery	-0-	—	—	—	—
Thomas W. Hofmann	10,228	—	—	—	—
Jeffrey C. Hunt	—	-0-	-0-	411	362
L. Robert Johnson	10,905	—	—	—	—
Paula A. Johnson	10,905	—	—	—	—
Heino Lennartz	—	—	—	-0-	-0-
Donald E. Morel, Jr.	—	1,319	19,761	4,050	—
Douglas A. Michels	1,557	—	—	—	—
John H. Weiland	10,905	—	—	—	—
Anthony Welters	10,905	—	—	—	—
Robert C. Young	10,905	—	—	—	—
Patrick J. Zenner	10,905	—	—	—	—

All directors and executive officers as a group (21)	78,772	11,849	60,166	29,591	1,994

(2)          Includes 5,763 shares jointly owned with spouse.

(3)          Includes 34,803 shares held by our charitable foundation.  Paula A. Johnson, a member of our Board, and Richard D. Luzzi, one of our executive officers, are trustees of the foundation and, in that capacity, are each deemed to be the beneficial owner of the shares held by the foundation because they share voting and dispositive power over those shares.  Dr. Johnson and Mr. Luzzi disclaim any economic interest in shares held by the foundation.

(4)          Based on information contained in a Schedule 13G filing on February 9, 2012 made by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC (“FAS”).  Represents shares beneficially owned by one or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries of FRI.  Charles B. Johnson and Rupert H. Johnson, Jr. are principal owners of FRI, and they, along with FRI and each of FRI’s advisory subsidiaries, including FAS, disclaim any economic interest or beneficial ownership in any of the shares covered by the Schedule.  They disclaim the existence of a group.  FAS has sole dispositive power with respect to 3,391,516 of the shares and sole voting power with respect to 3,359,516 of the shares.

(5)          Based on information contained in a Schedule 13G filing on February 10, 2012 made by BlackRock, Inc.

(6)          Based on information contained in a Schedule 13G filing on February 14, 2012 made by Neuberger Berman Group LLC and Neuberger Berman LLC.  Neuberger Berman LLC and Neuberger Berman Management LLC serve as a sub-advisor and investment manager of Neuberger Berman Group LLC’s various registered mutual funds. Neuberger Berman Group LLC has shared dispositive power with respect to 2,257,094 of the shares and shared voting power with respect to 2,023,935. Neuberger Berman Group LLC does not have sole power to vote or dispose of the shares.

(7)          Based on information contained in a Schedule 13G filing on February 10, 2012 made by The Vanguard Group, Inc.  Vanguard has sole dispositive power with respect to 1,958,387 of the shares, shared dispositive power with respect to 48,687 and sole voting power with respect to 48,687 of the shares.

(8)          Based on information contained in a Schedule 13G filing on February 13, 2012 made by Allianz Global Investors Capital LLC and its wholly owned subsidiary NFJ Investment Group LLC.  Allianz Global Investors Capital LLC is a wholly-owned subsidiary of Allianz Global Investors of America L.P.  Represents shares held by investment advisory clients or discretionary accounts of which Allianz Global Investors Capital LLC or NFJ is the investment adviser.  They disclaim the existence of a group.  NFJ has sole dispositive power with respect to 1,737,049 of the shares and sole voting power with respect to 1,719,749 of the shares.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis.  Based on its review and discussions with management, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee

John H. Weiland, Chairman

Anthony Welters

Patrick J. Zenner

Compensation Discussion and Analysis

This section discusses and analyzes our executive compensation philosophy and programs, the compensation decisions made under those programs and the factors that were considered in making those decisions.  It focuses on the compensation for each of our named executive officers for 2011:

Donald E. Morel — Chairman and Chief Executive Officer;

William J. Federici —Vice President and Chief Financial Officer;

Jeffrey C. Hunt — President, Packaging Systems Division;

Warwick Bedwell — President, Packaging Systems, Asia Pacific Region; and

Heino Lennartz — President, Packaging Systems, Europe Region.

Executive Summary

Company and Performance Overview

We manufacture components and systems for the packaging and delivery of injectable drugs and delivery system components for the pharmaceutical, healthcare and consumer-products industries.  Our core pharmaceutical packaging products include stoppers and seals for vials, prefillable syringe components and systems and components for infusion and intravenous systems.  We also develop and sell devices and components to enhance safe drug administration and to aid drug reconstitution, mixing and transfer and multi-component systems for drug administration and a variety of custom contract-manufactured products for the healthcare and consumer-products industries.

In 2011, we delivered solid year-over-year financial results as net sales of just under $1.2 billion increased 7.9% and gross profit of $339 million increased 6.7%.  Net income for 2011 was $75.5 million, or $2.16 per diluted share, compared to $65.3 million, or $1.89 per diluted share, in 2010, an increase of 14.2%.  In 2011, we continued to focus on improving profitability by implementing pricing measures to help offset increased raw material costs, increasing capacity for certain products, reducing costs through restructuring and lean savings efforts, and continuing our expansion efforts in emerging markets.  Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our 2011 financial results.

Compensation Philosophy and Goals

We believe that our long-term success is directly related to our ability to attract, motivate and retain highly-talented individuals committed to improving financial performance, achieving profitable growth and enhancing shareholder interests.  To that end, our Compensation Committee has developed a pay-for-performance compensation philosophy that closely aligns our executive’s incentive compensation with Company performance and shareholder interests on a short- and long-term basis without promoting excessive risk.

This philosophy is evident in our annual compensation opportunities that due aligned with the median of our peers.  When we deliver expected performance, our pay should approximate the market median; actual compensation, however, varies with our performance.

Our Compensation Programs

Consistent with our philosophy of aligning executive and shareholder interests, our compensation programs are largely performance-based and/or equity-linked and designed to promote our long-term success.  Our combined incentive programs reward the achievement of annual operating targets, profitable growth and effective use of capital. Increased shareholder value is also rewarded through the use of stock options, which only have value to the extent the share price exceeds the exercise price on the date of grant.

Our executive compensation programs consist of base salary, a cash Annual Incentive Plan (“AIP”) and a long-term incentive (“LTI”) program.  The AIP is based primarily on adjusted earnings-per-share (“Adjusted EPS”), and also includes an adjusted operating cash flow (“Adjusted Operating Cash Flow”) component.  Performance standards for regional heads, including Mr. Bedwell and Mr. Lennartz, also include targets for both regional and divisional sales, operating profit and cash flow.

Our LTI program consists of performance-vesting share units (“PVSUs”) and time-vested stock options.  PVSUs entitle the recipient to receive common shares based on achievement of three-year compound annual revenue growth (“CAGR”) and return on invested capital (“ROIC”) targets.  In July 2009, in recognition of extraordinarily difficult market conditions, we developed a supplemental cash plan focused on achieving annual operating-margin percentage improvements over the 2.5-year period ended December 31, 2011.

AIP and annual LTI award opportunities represent a significant portion of our executive compensation program, as shown by the chart below; this performance based compensation is “at risk” and directly dependent upon the achievement of pre-established corporate goals and stock price appreciation.  We believe that long-term performance is the most important measure of our success and, as shown below, we have weighted our performance based compensation accordingly to emphasize longer-term measurement periods.

Average 2011 Mix of Key Compensation Components for Named Executive Officers

Fixed versus Performance-Based	Performance-Based Short-Term versus Long-Term

Pay for Performance

Actual compensation earned under each of our incentive-compensation programs is directly linked to our financial results and stock price and, for certain executives, regional and divisional performance.  For 2011, each of Adjusted EPS and Adjusted Operating Cash Flow fell short of our targets, resulting in reduced payments under the AIP.  Over the last three years, the continuing effects of the global economic recession, increased raw material prices and consolidation in the pharmaceutical industry depressed revenue growth and negatively impacted stock-price performance.  As a result, LTI payouts during 2011 were substantially below targets and no payout was made under the one-time supplemental plan for the 2011 performance period.  These partial payouts, as detailed below, demonstrate the link between pay and performance.

•                  AIP.  The 2011 AIP award payout was 89.3% of AIP target for Dr. Morel, Mr. Federici and Mr. Hunt, whose performance is measured based on corporate-wide performance.  Mr. Bedwell received a payout of 99.7% of target and Mr. Lennartz received a payout of 106.1% of target as a result of higher regional and divisional performance.

•                  PVSUs.  For the 2009-2011 performance period, actual CAGR and ROIC performance fell short of target, though ROIC exceeded the payout threshold.  As a result, only 39.17% of the target number of PVSUs were earned for the 2009-2011 performance period.  ROIC and CAGR were both significantly impacted during this period as a result of increased investment of capital in projects that had lower than expected return and will take longer to come to fruition.

•                  Option Awards.  As of December 31, 2011, stock options awarded under the LTI plan in four out of the last five years were “out-of-the-money,” because our stock price was less than the exercise price of the applicable options.

•                  Supplemental Plan.  We fell short of the threshold operating-margin percentage improvement goal for 2011, and, therefore, there was no payout with respect to 2011 performance under the supplemental plan.

Realizable Pay Analysis

Our Compensation Committee conducted an analysis of our named executive officers’ “realizable pay” over the past three years.  Realizable pay is different from pay opportunity because realizable pay takes a retrospective look at pay and performance.  It is calculated using actual bonuses earned, end of period stock values and in-the-money value of stock options during the measurement period.  Although not a substitute for pay information contained in the Summary Compensation Table (which reflects pay opportunity), we believe realizable pay provides a useful tool for measuring how we pay for performance.  Please see “Shareholder Advisory Vote and Realizable Pay Analysis” below for additional information.

Realizable pay for 2011 is calculated by adding together the: (1) base salary paid, (2) annual incentive plan amounts actually earned for 2011 performance, (3) in-the-money value of stock option grants made during 2011, (4) actual payout for PVSUs to be paid with respect to 2009-11 (39.17% of target) and the current estimates for payouts for the 2010-12 (78.71% of target) and 2011-13 (92.50% of target) awards (reflected in the year of grant), and (5) actual payout for the supplemental long-term incentive plan award made in July 2009 (37.54% of target) (reflected in the year of grant).   Realizable pay does not include the amounts contained in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns of the Summary Compensation Table.

The following table shows the 2011 realizable pay of each named executive officer compared to the total compensation contained in the Summary Compensation Table in the prior three years (or shorter period for which they were a named executive officer):

	Year	SCT Total Compensation ($)	Total Realizable Pay ($)	Comparison to SCT Total Compensation
Donald E. Morel, Jr.	2011	4,547,242	2,506,671	55.2%
	2010	4,945,985	2,466,338	49.9%
	2009	3,728,907	2,750,279	73.8%

William J. Federici	2011	1,515,417	974,411	64.3%
	2010	1,684,078	996,885	59.2%
	2009	1,274,556	1,061,258	83.3%

Jeffery C. Hunt	2011	1,072,819	782,461	72.9%

Heino Lennartz	2011	846,152	631,235	74.6%
	2010	904,362	585,616	64.8%
	2009	652,925	491,051	75.2%

Warwick Bedwell	2011	1,060,257	548,608	51.7%

As shown in the table above, realizable pay for our named executive officers averages 63.2% of the target opportunity over the past three years.  This is a direct reflection of the challenging environment and Company performance that has not met expectations.

Continued Refinement of Our Compensation Programs in 2011 and 2012

The essential features of our compensation design and program elements have remained substantially the same over the last four years, and we believe the program successfully links executive pay with performance and provides appropriate incentives to achieve financial and strategic goals.  Nonetheless, we review our programs annually and modify them, as appropriate, to further align our executive compensation structure with shareholder interests and current practices.  In 2011 and 2012, we:

•                  Changed the way we calculate expected values of LTI awards so that the grants align more closely with the expected values approved by the Compensation Committee;

•                  Increased the weighting of the Adjusted EPS metric under the AIP to emphasize the importance of improving our earnings per share;

•                  Rebalanced the peer groups to include companies that more closely match our current size and global complexity, as well as companies used by third-party advisory firms; and

•                  Conducted annual realizable pay-for-performance alignment analyses for the Chief Executive Officer versus the Company’s peer groups in 2011 and 2012.

Other Compensation Program Highlights

The enhancements discussed above supplement existing elements of our compensation programs, including:

•                  A broad Clawback Policy to allow us to cancel or recoup incentive awards paid to any employee who engages in conduct materially harmful to us or whose fraud or misconduct gives rise to a significant or material restatement of financial results.  It also permits us to seek repayment of award amounts that were overpaid due to mathematical errors, fraud, misconduct or gross negligence.

•                  A “no-hedging” policy that prohibits all directors and employees, including our named executive officers, from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that would allow them to continue to own the securities, but without the full risks and rewards of ownership.  The policy also prohibits engaging in short sales or other short-position transactions in our common stock.

•                  No income-tax gross-ups for imputed income on all executive perquisites.

•                  No “single-trigger” feature or golden-parachute excise-tax gross-ups in any change-in-control agreements offered to future executives.

•                  The Compensation Committee’s engagement of its own independent consultant that does not provide any services to management and had no prior relationship with any of our named executive officers.

Compensation Philosophy and Objectives

Our compensation philosophy is to provide competitive executive pay opportunities tied to our short-term and longer-term success.  This overriding pay-for-performance approach enables us to attract, motivate and retain the type of executive leadership that will help us achieve our strategic objectives and realize increased shareholder value.  To reach these goals, we have adopted the following program objectives:

•                  Have a strong pay-for-performance element with a major portion of executive pay “at risk” based on achievement of financial performance goals.

•                  Support achievement of both operating performance and strategic objectives.

•                  Link management compensation with the interests of shareholders.

•                  Be fair and market-competitive to assure access to needed talent and encourage retention.

•                  Provide compensation opportunities that are consistent with each executive’s responsibilities, experience and performance.

•                  Offer compensation opportunities that promote a sensible risk/reward balance, and that do not encourage unnecessary or unreasonable risk-taking.

Determining the Competitiveness of our Executive Compensation

Our position in the broader healthcare and pharmaceutical packaging industries puts us in a highly competitive talent market.  We believe it is important to provide competitive compensation packages to ensure that we attract and retain executives who will achieve our financial and strategic objectives.  Therefore, the Compensation Committee structures executive compensation so that base salaries, bonuses and LTI opportunities fall within the median of market with higher payouts approaching the 75th percentile if maximum performance is achieved.  Secondary considerations include internal factors such as the time between salary increases, promotion, expansion of responsibilities and advancement potential.

We look at the referenced compensation data by salary plus AIP payout (at 100% of target), which we call total cash compensation (“TCC”), and total cash compensation plus expected values of stock options and PVSUs awards (assuming achievement at the 100% of target level), which we call total direct compensation (“TDC”).  Stock options are valued using the Black-Scholes methodology and PVSUs are valued based on the closing price of our common stock on the grant date.

The TCC and TDC formulas are illustrated below:

Annual Compensation						Long-Term Compensation
Base Salary	+	AIP (Financial Performance Targets)	=	TCC	+	PVSUs (3-year CAGR and ROIC Goals)	+	Stock Options (Annual Grant with 4-year Vesting)	=	TDC

Other components of executive compensation, such as perquisites and retirement benefits, are not included in TDC, consistent with the compensation data from the comparator groups.  Although these other components are reviewed and approved by the Compensation Committee, they do not influence TDC decisions.

The Compensation Committee uses two comparator groups to benchmark our executive compensation levels and practices.  The primary reference, referred to as the “Talent Market Group,”  is a size-appropriate sample of companies that participate in the Towers Watson annual executive compensation database with revenues between $500 million and $3 billion and that operate in the chemicals, electronics and scientific equipment, healthcare/medical products, industrial manufacturing or pharmaceuticals industries.  The Talent Market Group provides us with a robust, consistent set of market data for all of our executive positions, representing a sample of companies with which we broadly compete for talent.  The specific companies in the Talent Market Group change each year based on survey participation.

The second reference group, referred to as the “Business Segment Group,” is a specific list of business and industry comparator companies with operational and customer characteristics similar to our own.  The Business Segment Group is used primarily to determine competitive pay practices and design details and for pay-for-performance comparisons.  Because most of the Business Segment Group companies disclose compensation data in SEC filings each year, this group also serves as a secondary pay-level reference for select executives, including our Chief Executive Officer and Chief Financial Officer.

The companies in the Business Segment Group are identified by the consultant and approved by the Compensation Committee based on the following criteria: (1) size (one-half to two times our revenues); (2) industry (healthcare equipment/supplies, industrial machinery and life sciences tools /services); and (3) operating structure (global footprint, manufacturing capabilities, raw materials and products, similar intellectual property profile and customer characteristics).

We believe that using a balance of market references that reflect companies with which West competes for business and capital, but more broadly, those with which West competes for talent, provides the Compensation Committee with decision-quality data and context, and is a reasonable representation of our labor market for executive talent.

The Talent Market Group and Business Segment Group used in 2011 consisted of the following companies:

2011 Talent Market Group — Primary Comparator Group

A.O. Smith Corporation	GAF Corporation	Polymer Group, Inc.
Ameron International	Graco	PolyOne
Ametek	Greif	Quintiles
Barnes Group	H. B. Fuller	Sensata Technologies
Brady Corporation	Herman Miller	ShawCor
C.R. Bard	Husky Injection Molding Systems	Simpson Manufacturing Company
Cabot Creamery	IDEXX Laboratories	Snap-on
Catalent Pharma Solutions	International Flavors & Fragrances	Solutia
Celgene Corporation	International Specialty Products	Swagelok
Cephalon	King Pharmaceuticals	Texas Petrochemicals
CF Industries	KLA-Tencor Corporation	The Toro Company
Chemtura	Lundbeck	Thomas & Betts
ConvaTec	MAG Industrial Automation Systems	Trinity Industries
Covance	Matthews International	Tronox Incorporated
Cubic Corporation	Milacron	Unifi Companies
Cytec Industries	Millipore	Wabtec
DENTSPLY International	Mine Safety Appliances	Warner Chilcott
Donaldson Company	PerkinElmer	Watson Pharmaceuticals
Endo Pharmaceuticals	Plexus Corp.	Watts Water Technologies
FANUC Robotics America

2011 Business Segment Group — Secondary Comparator Group

American Medical Systems	DENTSPLY International	Invacare
Aptar Group	Edwards Lifesciences	Kinetic Concepts
Beckman Coulter	Gerresheimer	Millipore
C.R. Bard	Greatbatch	Pall Corp.
CONMED Corporation	Haemonetics	Steris Group
The Cooper Companies	IDEXX Laboratories	Varian Medical Systems

The Compensation Committee annually evaluates and, if appropriate, updates the composition of the Business Segment Group.  In response to observations by proxy advisory firms last year, the Committee conducted an additional detailed review of the Business Segment Group companies in July 2010.  As a result of the review, the Committee eliminated four companies that fell outside the revenue criteria and added a total of seven companies based on management’s recommendations following a review and discussion with its consultant.  The Committee believes that the comparator groups selected most accurately reflect those companies that compete with us for talent and business.

We do not compare our AIP and LTI targets with our selected comparator groups, but rather use our comparator group to assist in the determination of appropriate compensation levels.  Performance is measured under our AIP and LTI plans using a risk-sensitized and Board-approved annual budget and the first three years of our five-year strategic plan, which represent aggressive but reasonably achievable goals.

Use of Tally Sheets

The Compensation Committee annually reviews tally sheets for each of our executive officers as one of the tools to help assess the alignment of their pay with our performance and compensation philosophy.  The tally sheets help the Committee to understand the different components of our compensation programs and how those amounts are interrelated.  The tally sheets include salary, equity and non-equity incentive compensation, perquisites and the value of compensation that would be paid in various termination scenarios.

Role of the Compensation Consultant and Executive Officer Compensation

The Compensation Committee approves all compensation decisions for our named executive officers, discusses our CEO’s compensation with the independent directors in executive session before making a final decision on his compensation.  The Committee has engaged Pay Governance LLC (the “consultant”) as its independent consultant to assist the Committee in evaluating our executive compensation.  During 2011, the consultant prepared competitive market data with respect to the compensation of the executive officer group and provided input on compensation program design and philosophy, incentive-pay mix and comparator groups against which executive pay is benchmarked.  The consultant also provided input on the Committee’s pay recommendations for the Chief Executive Officer.

Our consultant provides no services to the Company other than its advice to the Committee on executive and director compensation matters.  Accordingly, the Committee determined the firm to be independent from the Company.

Our Chief Executive Officer annually reviews the performance of each executive officer (other than his own performance, which is reviewed by the Compensation Committee).  He then makes annual merit salary recommendations, and may propose changes in annual or LTI opportunities, for other executives.  The Committee considers the Chief Executive Officer’s recommendations in addition to data and recommendations presented by the consultant.  The Chief Executive Officer and other members of management also work with the Committee and consultant in developing the companies to be included in the Business Segment Group.

Executive Compensation Components and 2011 Amounts

The Compensation Committee generally targets total compensation at or near (i.e., +/- 15%) median pay levels of the market as represented by peer-group pay practices.  The Compensation Committee may adjust individual components to take into account such factors as an executive’s role in overall corporate policy-making, potential for advancement and/or development, relative experience and the length of time in his position.

The following table summarizes the basic elements, objectives and key features of our compensation program for our named executive officers.

Compensation Component	Objectives	Key Features
Base Salary	Fair and competitive compensation to attract, retain and reward executive officers by providing a fixed level of cash compensation tied to experience, skills and capability relative to the market

Annual cash compensation that is not at risk

Targeted to the 50th percentile of our compensation peer groups, with variations based on experience, skills and other factors

Adjustments considered annually based on level of pay relative to the market, individual and company performance

Annual Incentive Award

Focuses named executive officers on annual results by rewarding them for achieving key budgeted financial targets

Links named executive officer’s interests with those of shareholders by promoting strong profitable growth

Helps retain named executive officers by providing market-competitive compensation

At-risk cash awards based on EPS and Operating Cash Flow, calculated at budgeted exchange rates and adjusted for unusual or non-recurring items

Annual awards vary from 0% to 150% of the targeted amount

Long-Term Incentive Award (PVSUs and Stock Options)

Aligns named executive officers’ interests with those of shareholders by linking compensation with long-term corporate performance that benefits our shareholders

Retains named executive officers through multi-year PVSU performance period and stock option vesting

Promotes a sensible balance of risk and reward, without encouraging unnecessary or unreasonable risk-taking

At-risk long-term compensation

Targeted at a level that will provide TDC between the 50th and 75th percentiles of our peer groups’ total direct TDC

Uses performance vesting share units and stock options to balance financial performance goals and increased stock price

PVSUs have a three-year performance period; stock options vest in annual increments over a four-year period

Shares earned under PVSU awards vary from 0% to 200% of targeted amount

Retirement Plan and Non-Qualified Deferred Compensation Plan	Attracts and retains named executive officers by providing a level of retirement income and retirement savings in a tax-efficient manner	Provides a defined-benefit plan that transitioned to a cash-balance plan formula in 2007 Named executive officers may elect to defer up to 100% of their annual cash compensation

Base Salary

Base salary represents the only fixed component of the three main elements of our executive compensation program.  It is intended to provide a baseline, minimum amount of annual compensation for our executives that is fair and market-competitive.  When reviewing salaries of the named executive officers, the Compensation Committee begins by collecting and analyzing base salary data for similar positions within the Talent Market and Business Segment Comparator Groups.  The Committee then considers the Chief Executive Officer’s input and recommendations with respect to executives other than himself.

We generally held executive salaries flat last year, except for adjustments to reflect changes in position and responsibilities.  In 2011, Dr. Morel and Mr. Federici declined a salary increase, and their base salaries remained at $825,000 and $441,267, respectively.  Mr. Hunt’s salary was increased to $375,000 from $275,000 as a result of his promotion to President, Pharmaceutical Packaging Systems Division on January 1, 2011, an amount that is slightly below the median salary for a president of a division of a similar size within the Business Segment Comparator Group.

Mr. Bedwell was appointed President, Pharmaceutical Packaging Systems, Asia Pacific Region on January 1, 2011.  As with Mr. Hunt, the Committee conducted a market analysis of similar positions within the Business Segment Group in setting his salary at $339,523.  The Compensation Committee kept Mr. Lennartz’s base salary of $300,557 flat in 2011, following significant increases in 2010 and 2009 to reflect his growing maturity in his role and regional financial performance that exceeded goals in those years.  Mr. Bedwell is paid in Singapore dollars and Mr. Lennartz is paid in euros.  The dollar amounts approved by the Compensation Committee use budgeted exchange rates.  These amounts will differ from the amounts reported in the Summary Compensation Table, which are based upon the 2011 monthly average exchange rates.

Cash Payments Under the Annual Incentive Plan

The primary objective of the AIP is to motivate our senior executives to achieve or exceed annual financial performance targets and reward them accordingly.  The AIP contains multiple financial targets, weighted to emphasize the importance of the financial target and operates as illustrated below:

Target Award (% of Salary at Year-End)	x	Actual Performance (% of Performance Target)	x	Payout Factor (%)	x	Performance- Target Weighting (%)	=	AIP Payout ($)

Target awards are set as a percentage of base salary for the named executive officers as of the end of the plan year.  Payouts above target are based on the Company’s performance, and, therefore, the executive officer receives above-target payouts only if the Company exceeds the annual AIP target financial performance objectives.  AIP payouts are capped at 150% of the target award and executives receive no payout if actual financial performance falls below the 85% performance target level.  All targets are adjusted to budgeted foreign-exchange rates and may exclude the impact of certain items such as acquisitions and restructuring gains or losses.

The payout curve is structured to reflect our philosophy that management should be rewarded for exceeding goals and penalized when targets are missed.  The payout factor is a pre-established multiplier that corresponds, on a sliding scale, to the percentage achievement of the AIP target objective so that if actual performance is less than target, the multiplier decreases on a sliding scale based on the percentage achievement.  Thus, for example, at the 85% achievement level, executives would receive 50% of their target award.  If the Company exceeds the AIP target, the multiplier increases on a sliding scale up to the 150% of target award level for achievement of 115% of the performance target level.  Achievement between the threshold and maximum levels is straight-line interpolated.

AIP performance targets are based on our Board-approved budget, which we believe represents appropriately aggressive, yet reasonably attainable targets.  Targets consist of a combination of consolidated results and regional results, weighted to emphasize their relative importance from an operational perspective, depending on the plan unit.  Plan targets for corporate-level executives are based on consolidated operating results.  Targets for executives at the regional level are a mix of regional, divisional and corporate measures to reward regional performance, collaboration within their division and their contribution to overall results.

The Compensation Committee determines the target incentive opportunity for our named executive officers based on market pay levels, position and our overall compensation philosophy, which emphasizes performance-based compensation and higher incentive opportunities for executives in positions that make the most impact on our performance.

AIP Performance Measures for 2011

The Compensation Committee selected Adjusted EPS (weighted 80%) and Adjusted Operating Cash Flow (weighted 20%) as corporate performance measures for the 2011 AIP.  The weighting reflects the Board’s emphasis on improving earnings during a period of intense investment in longer-term capital projects.  Performance against these two measures determines the AIP payouts for Dr. Morel, Mr. Federici and Mr. Hunt.

To account for the globalization of the Pharmaceutical Packaging business, the Compensation Committee selected a balanced weighting between Adjusted EPS (40%), Regional (30%) and Divisional (30%) metrics for our regional presidents Mr. Bedwell and Mr. Lennartz.  This mix reflects the Compensation Committee’s decision to increase Adjusted EPS to 40% from 30% and reducing regional performance measures from 40% to 30%. The Regional metric consists of regional net sales, regional operating profit and regional cash flow adjusted for budgeted exchange rates.  The Division metric consists of division net sales and division operating profit, adjusted for budgeted exchange rates.

The performance goals for the Corporate unit (which included Dr. Morel, Mr. Federici, and Mr. Hunt), Packaging Systems Division, Asia Pacific Region (Mr. Bedwell) and Packaging Systems Division, Europe Region (Mr. Lennartz) at target, threshold and maximum, and the actual level of performance achieved for 2011 are shown in the following table:

2011 AIP Corporate and Regional

Performance Metrics, Weight and Achievement

(In U.S. dollar millions, except per-share data)

AIP Metric, Weighting and Performance Target					Actual Performance and Earned Incentive Calculation
Plan Unit and Metric	Metric Weighting	Threshold	Target	Maximum	Actual	Performance as % of Target	Payout Factor	x Weighting	Earned Incentive

Corporate:
Adjusted EPS	80%	1.96	2.30	2.65	2.26	98.3%	94.3%	.80	75.5%
Adj. Operating Cash Flow	20%	130.9	154.0	177.1	139.7	90.7%	69.0%	.20	13.8%

					Corporate Total Earned Incentive:				89.3%

Asia-Pacific Region:
Adjusted EPS	40%	1.96	2.30	2.65	2.26	98.3%	94.3%	.40	37.7%

Region Metrics —
Adjusted Net Sales	7.50%	71.9	84.6	97.3	85.7	101.3%	104.3%	.075	7.8%
Adjusted Operating Profit	15.00%	10.3	12.1	13.9	12.1	100.4%	101.3%	.15	15.2%
Adjusted Cash Flow	7.50%	13.2	15.5	17.8	15.0	96.7%	89.0%	.075	6.7%
	30.00%								29.7%
Division Metrics —
Adjusted Net Sales	10.05%	693.2	815.5	937.8	839.1	102.9%	109.7%	.1005	11.0%
Adjusted Operating Profit	19.95%	126.3	148.6	170.9	151.4	101.9%	106.3%	.1995	21.2%
	30.00%								32.2%

					Asia-Pacific Region Total Earned Incentive:				99.7%

Europe Region:
Adjusted EPS	40%	1.96	2.30	2.65	2.26	98.3%	94.3%	.40	37.7%

Region Metrics —
Adjusted Net Sales	7.50%	356.1	418.9	481.7	447.8	106.9%	123.0%	.075	9.2%
Adjusted Operating Profit	15.00%	72.0	84.7	97.4	89.8	106.0%	120.0%	.15	18.0%
Adjusted Cash Flow	7.50%	81.3	95.6	109.9	100.9	105.6%	118.7%	.075	8.9%
	30.00%								36.1%

Division Metrics —
Adjusted Net Sales	10.05%	693.2	815.5	937.8	839.1	102.9%	109.7%	.1005	11.0%
Adjusted Operating Profit	19.95%	126.3	148.6	170.9	151.4	101.9%	106.3%	.1995	21.2%
	30.00%								32.2%

					Europe Region Total Earned Incentive:				106.1%

2011 Annual Incentive Plan Results

For purposes of the AIP payout in 2011, all AIP payout calculations were made at our 2011 budgeted exchange rate of $1.35 per one euro.  Adjusted EPS of $2.26 was determined by excluding from as-reported consolidated diluted earnings per share in our Annual Report on Form 10-K special separation benefits to a retiring executive of $0.05, restructuring and related charges of $0.09 and acquisition-related contingencies of $(0.01).  Applying the Payout Factor resulted in a payout percentage of 94.3%.

Adjusted Operating Cash Flow was computed by excluding from as-reported operating cash flow in our Form 10-K the same special separation benefits ($2.2 million) and restructuring ($9.1 million).  Applying the Payout Factor resulted in a payout percentage of 69.0%.  The same Payout Factor interpolations were used to calculate the payout percentages of Region and Division results.

The table below sets forth 2011 target annual incentive opportunities as a percentage of salary for our named executive officers and the target and actual payout amounts.  The actual payout amounts are computed based on the actual performance, as outlined above, under the 2011 AIP.  The amounts for Mr. Bedwell and Mr. Lennartz reflect the U.S. dollar equivalent of the award as of the time the award is approved by the Committee.

	2011 Target Award (% of Base Salary)	2011 Threshold Award (50% of Target Award) ($)	2011 Target Award (100% of Target Award) ($)	2011 Maximum Award (150% of Target Award) ($)	2011 Actual Award ($)
Donald E. Morel, Jr.	100%	412,500	825,028	1,237,500	736,369
William J. Federici	70%	154,444	308,887	463,330	275,693
Jeffrey C. Hunt	70%	131,250	262,500	393,750	234,291
Warwick Bedwell	60%	101,138	202,275	303,413	201,603
Heino Lennartz	60%	87,919	175,837	263,755	186,561

Summary of Total Cash Compensation for 2011

The TCC for each of our named executive officers for 2011 is the sum of each officer’s salary and AIP award and reflects the scope of his responsibility and the business he leads.  The following table shows the TCC of each named executive officer and a comparison to total cash consideration paid to similar executives within the peer groups. The comparisons are based on target awards and not actual payouts.

	Salary ($)	Target AIP Award ($)	Actual AIP Award ($)	Target TCC ($)	Actual TCC ($)	Target TCC Variance From Comparator Group Median (%)
Donald E. Morel, Jr.	825,028	825,028	736,369	1,650,056	1,561,397	4%
William J. Federici	441,267	308,887	275,693	750,154	716,960	11%
Jeffery C. Hunt	375,000	262,500	234,291	637,500	609,291	-6%
Warwick Bedwell	347,005	202,275	201,603	549,280	548,608	29%
Heino Lennartz	314,917	175,837	186,561	490,754	501,478	-2%

Dr. Morel’s target TCC was below the median of Chief Executive Officers in the Business Segment and Talent Market comparator groups.  Dr. Morel’s actual TCC was even lower due to Dr. Morel’s AIP bonus paying below target.  All AIP payouts reflects the results delivered by the Company versus defined performance targets, highlighting the link between pay and performance.

The other named executive officers were within our targeted range of +/- 15% of the median, except Mr. Bedwell.  Mr. Bedwell’s compensation is generally higher due to the fact that he is an experienced expatriate who was recently hired from a large pharmaceutical company.  Additionally, Mr. Bedwell’s TCC reflects our commitment to significantly expand our Asia-Pacific region to promote our long-term success.

Long-Term Incentive Compensation

Long-term incentive compensation makes up a significant portion of the total compensation for senior executives (58% for our CEO and averages 39% for our other named executive officers) and is awarded in the form of PVSUs and stock options.  The Compensation Committee establishes an annual target expected value for total long-term compensation consistent with the target median total long-term compensation of comparable positions at the Business Segment Group.  Financial performance using our selected measurements and stock-price appreciation are considered equally important goals.  Therefore, the target values of long-term incentive awards are divided equally between PVSUs and stock options.  Expected values for awards are calculated using the grant date Black-Scholes value for options and the closing price for PVSUs.  This valuation method aligns with the reported values in the Summary Compensation Table.

In determining the form and amount of the awards, the Compensation Committee considers the practices of the companies in our compensation comparator groups.  In addition, the Committee considers each officer’s importance to the overall operations of the Company, experience and the performance of the named executive officers.  For executives other than the Chief Executive Officer, the Compensation Committee also takes into consideration his assessment of each executive’s performance.

PVSUs

We believe our shareholders place a premium on growing our business while carefully managing capital.  To help further these objectives, we use CAGR and ROIC as the performance measures for determining PVSU payouts.  We believe CAGR and ROIC are equally important in creating shareholder value, and, therefore, each metric is weighted equally.

Each PVSU award agreement contains a target payout for the recipient.  For PVSU awards granted to our named executive officers, the Committee generally selects a targeted payout that would deliver shares with an expected value at the market median (as represented by the Business or Talent Market Groups) if 100% of the performance target is achieved.  The number of shares an executive earns at the end of a performance period is calculated by multiplying the target number of PVSUs awarded at the beginning of the period times the applicable “payout factor” for each performance metric times the weighting for that performance metric.  The following formula illustrates the calculation of the PVSU payout for each performance measure:

Target PVSUs (i.e., number of shares to be earned if performance equals 100% target)	x	Payout Factor (based on achievement against target)	x	Weighting (50% for each metric)	=	Number of Shares Earned

As in our AIP, the PVSU program includes a “payout factor” based on the actual performance versus the performance targets.  If actual performance matches 100% of the performance metric targeted level, the payout factor for that metric is 100%.  If actual performance exceeds target performance, the payout factor is greater than 100%.  The PVSU payout opportunity is capped at 200% and actual payouts may range from 0% to 200% based on actual results.  Executives receive a 50% payout for achieving 70% of both the CAGR and ROIC targets and no payouts are made if actual performance falls below the 70% level.  Performance between points is straight-line interpolated.

Stock Option Grants

Our goal in awarding stock options to executive officers is to further align their interests with those of our shareholders because stock options only have value to the extent our stock price increases from the grant date.  In addition, stock options facilitate significant stock ownership of West by our executive officers.  The options vest annually over four years, have a ten year exercise period and expire 90 days after most terminations, except retirement.  These features help us retain key executives and encourage our executives to focus on the long-term performance on the Company.

Long-Term Incentive Awards Granted in 2011

After reviewing comparator group data, the Compensation Committee approved annual equity awards to the named executive officers in 2011.  The expected values that the Committee used were based on the recommendation of the consultant and the input of the Chief Executive Officer for executives other than himself.  In comparison to 2010, the Committee did not change the target total expected value for any executive officers in 2011, except Mr. Hunt whose increase from $300,000 to $400,000 resulted from his promotion and increased responsibilities.  However, the Committee revised our long-term incentive expected value process to more closely match the approved values with the actual grant date fair values that are reported in our annual proxy statement.  As a result of this process, expected values decreased by approximately 19% compared to 2010.

The total expected value of the LTI plan awards granted in 2011 and the number of options and PVSUs are shown below.  The total value is split equally between the Black-Scholes value of the options granted at the grant date fair market value of the PVSUs granted.

	Total Expected Value of LTI Awards ($)	Options Granted (#)	Target PVSUs Granted (#)
Donald E. Morel, Jr.	2,200,000	125,571	26,928
William J. Federici	600,000	34,237	7,334
Jeffery C. Hunt	400,000	22,831	4,896
Warwick Bedwell	300,000	17,123	3,672
Heino Lennartz	300,000	17,123	3,672

2009-2011 PVSU Achievement

For PVSUs awarded for the three-year performance period ended December 31, 2011, the Compensation Committee set a target CAGR and ROIC goal of 10% each.  Management achieved 8.7% ROIC, or 87% of the ROIC target, and 4.9% CAGR, or 49% of CAGR target.  In setting the 2009-2011 CAGR and ROIC targets, the Committee considered past performance, our weighted average cost of capital and sales growth expectations in the markets in which we operate.  The following table shows the PVSU targets, performance and payouts for the three-year performance period ended December 31, 2011.

Metric	Metric Weighting	Threshold	Target	Maximum	Result	Performance as % of Target	Payout Factor	x Weighting	Payout as % of Target
ROIC	50%	7.0%	10.0%	15.0%	8.7%	87%	78.33%	.50	39.17%
CAGR	50%	7.0%	10.0%	15.0%	4.9%	49%	0%	.50	0%
						Final Payout Result as a % of Target:			39.17%

Based on this final payout result, each named executive officer earned shares equal to 39.17% of the target number awarded.  Dr. Morel earned 12,143, Mr. Federici earned 3,134 shares and Mr. Lennartz earned 1,488 shares.  Mr. Hunt and Mr. Bedwell did not receive awards because they were appointed after 2009.

Supplemental Plan

The Compensation Committee made a supplemental award in July 2009 designed to reward year-over-year increases in operating margin during a time when it was apparent under then-current market conditions that it would be extraordinarily difficult to attain the aggressive 10% CAGR target contained in the PVSU award covering the 2009-2011 period.  This supplemental award is equal to 25% of the expected value of their total LTI plan award.  The supplemental LTI plan award contained three operating profit margin (“OPM”) thresholds.  The award payouts are structured on the same payout curve as PVSUs, but the award measures annual performance.  To conserve shares, the supplemental award is paid in cash to executives who remain through the February 2012 payment date.  We did not achieve the threshold in 2011, and, therefore, as shown below, no portion of the total payout of 37.54%

relates to that segment of the 2011 performance period.

The chart below represents the supplemental LTI plan targets, achievement, and payout.

Period	OPM Target	Achievement	Attainment %	Payout %	Weight	Payout Factor
7/2009 - 12/2009	10.5%	9.67%	92.1%	71.1%	20%	14.22%
2010	11.2%	9.83%	87.8%	58.3%	40%	23.32%
2011	12.2%	9.76%	80.0%	0.0%	40%	0.00%
					Total Payout:	37.54%

Summary of Total Direct Compensation for 2011

The TDC for each of our named executive officers for 2011 is the sum of each officer’s TCC plus his LTI plan awards and reflects the scope of his responsibility and the business he leads.  The following table shows the TCC of each named executive officer and a comparison to total cash consideration paid to similar executives within the peer groups. The comparisons are based on target awards and not actual payouts.

Named Executive Officer	TCC ($)	LTI Plan Awards ($)	TDC ($)	TDC Variance From Comparator Group Target Median
Donald E. Morel, Jr.	1,561,397	2,200,000	3,761,397	-7%
William J. Federici	716,960	600,000	1,316,960	5%
Jeffery C. Hunt	609,291	400,000	1,009,291	-24%
Warwick Bedwell	548,608	300,000	848,608	26%
Heino Lennartz	501,478	300,000	801,478	-3%

Dr. Morel’s TDC was below the median of chief executive officers in the Business Segment Groups.  Mr. Federici and Mr. Lennartz are both within our targeted range for TDC compared to the Talent Market Group.  Mr. Hunt’s TDC is outside the range and below the median, which reflects that he was recently hired and promoted to a more senior position.  It is expected that as he gains experience and performs well, his LTI award expected value will increase, and, consequently so will his TDC.  Mr. Bedwell’s TDC is above the median for the reasons discussed above under “Summary of Total Cash Compensation for 2011.”

2011 Compensation Comparisons to 2010

Except as discussed above, all named executive officers were paid within our targeted range compared to the median of the applicable comparator groups. The chart below sets forth the change in compensation levels year-over-year for the three named executive officers who appeared in our proxy statement last year and did not receive a promotion during 2011.

Named Executive Officer	Change in Summary Compensation Table Total	Change in TCC	Change in TDC	Change in # of Options Awarded	Change in # of PVSUs Awarded
Donald E. Morel, Jr.	-8%	-2%	-13%	-9%	-9%
William J. Federici	-10%	-1%	-10%	-9%	-9%
Heino Lennartz	-6%	+7%	-4%	-9%	-9%

With one exception, the data above reflects decreases across the board for all continuing executives with respect to several important compensation measurements, including value awarded, value paid and number of shares of equity awarded.  Mr. Lennartz’s TCC increased from 2010 to 2011 primarily due to the superior performance of the Pharmaceutical Packaging Systems, Europe Region under the AIP.  In 2010 the AIP was 92.2% versus a 106.1% payout in 2011.  Additionally, the decreases in compensation resulted from our revised process for determining LTI award expected values.  The decreases in compensation amounts reflect our pay-for-performance philosophy.

With respect to Mr. Hunt and Mr. Bedwell, each executive received a promotion and greater responsibility in 2011, and their compensation increased to reflect their new positions and a full year of employment.  Therefore, we are not presenting comparisons to 2010.  As discussed above, their compensation levels were established by comparing their pay to our comparator groups.

Shareholder Advisory Vote and Realizable Pay Analysis

During 2011, the Company received a 72.6% shareholder advisory vote in favor of its compensation practices.  The Committee believed this to be a confirmation that the Company’s pay accurately and appropriately rewards performance.  The Committee also examined the reports created by third-party advisory firms and attempted to address the issues raised by those firms.  To that end, the Committee adjusted its Business Segment Group as described above under “Determining the Competitiveness of our Executive Compensation.”

In addition, on the recommendation of the consultant, the Committee reviewed a comparison of the realizable pay amounts for Dr. Morel against chief executive officer compensation data from the peer groups expected to be used by the third party advisory firms and the Company’s Business Segment Comparator Group.

The Committee reviewed our one-year and three-year performance and compared that to Dr. Morel’s TCC and realizable pay.  Based on this analysis, for operating cash flow, revenue growth and return-on-invested-capital and in the lower quartile for earnings-per-share and total shareholder return, the Company performed between the 25th and 50th percentiles on a one-year basis and at approximately the 25th percentile on a three-year basis.  Compared to the Company’s peers, Dr. Morel’s TCC was at the 52nd percentile on a one-year basis and his realizable pay was at the 24th percentile on a three-year basis.  The Committee concluded that there was a reasonable alignment between Dr. Morel’s compensation and Company performance on a one-year basis and significant alignment on a three-year basis.

Post-Employment Compensation Arrangements

Retirement Plans.  Dr. Morel, Mr. Federici, and Mr. Hunt participate in our defined benefit and defined contribution retirement programs for U.S.-based employees.  In addition to the standard benefits available to all eligible U.S.-based employees, we maintain non-qualified defined benefit plans in which these three executives participate.  All tax-qualified defined benefit plans have a maximum compensation limit and a maximum annual benefit, which restrict the benefit to participants whose compensation exceeds these limits.  The non-qualified plans provide benefits to key salaried employees, including those three named executives, using the same benefit formulas as the tax-qualified plans but without regard to the compensation limits and maximum benefit accruals for tax-qualified plans.

Mr. Lennartz participates in defined contribution plans maintained for our German employees.  One of those plans is broad-based for all of our German employees and the other plan, established in 2009, is maintained for the benefit of regional senior management employees paid by our European headquarters in Eschweiler, Germany.

Under Mr. Bedwell’s employment agreement, we make a contribution to his defined contribution superannuation account.  This plan is maintained in Australia by him and is payable upon his retirement, death or disability.

Termination Payments.  We also provide our named executive officers with benefits upon termination in various circumstances, as described under “Estimated Payments Following Severance—Current Named Executive Officers” and “Payments on Termination in Connection with a Change-in-Control” sections below.  We believe that our existing arrangements are an important element in ensuring that the executives remain focused on our business in the event of a threat or occurrence of a change-in-control; encourage executives to act in the best interests of the shareholders in assessing a transaction; and protect our value by retaining key talent.  Beginning with agreements entered into after 2010, the Company has eliminated excise tax gross ups and single-triggers under these agreements.  Therefore, Mr. Hunt’s agreement does not include these features.

Other Compensation Policies

Personal Benefits.  We provide our named executive officers with other benefits that we believe are reasonable and competitive so that we may attract and retain talented senior executives.  In total, they represent a small percentage of the named executive officers’ overall compensation, and the Committee has reduced many of them in recent years.  All perquisite gross-ups were eliminated effective January 1, 2011.  These benefits are reflected in the “All Other Compensation” column of the 2011 Summary Compensation Table.

Stock Ownership Requirements.  Stock-ownership goals align executives with the interests of shareholders and encourage a longer-term focus.  First established in 1994, our policy is that executive officers must acquire a value equal to particular multiples of the executive’s base salary.  The CEO’s goal is five times base salary and the goal for all other executive officers is two times base salary.  The Compensation Committee reviews progress against these goals every year.  Mr. Hunt and Mr. Bedwell still have three years to accumulate stock necessary to meet these guidelines and all other executives currently meet the guidelines.

Our Policy Regarding Hedging and Short Sales.  We prohibit directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that would allow them to continue to own the securities, but without the full risks and rewards of ownership.  We also prohibit directors, named executive officers and other senior employees from engaging in short sales or other short-position transactions in our common stock.  There are limited exceptions from the restrictions on derivative securities for company-granted awards.

Accounting Impact on Executive Compensation.  We consider the accounting implications of our compensation decisions in the design of our compensation and benefit programs.  We seek to deliver cost-effective compensation and benefit programs that meet our needs while ensuring an appropriate impact on reported earnings and other financial measures that we deem important.

Deductibility of Executive Compensation.  Under section 162(m) of the Internal Revenue Code, a publicly held corporation is denied a federal tax deduction for compensation in excess of $1,000,000, which is paid to its chief executive officer, chief financial officer and its three most-highly compensated executive officers other than those officers.  “Qualified performance-based compensation” and certain other compensation are not subject to the deduction limitation.  Our Board has taken action to cause cash bonus awards and grants of stock options, PVSUs and other stock awards to be treated as qualified performance-based compensation and, therefore, not limited by section 162(m).

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation Committee consisted of John H. Weiland, Anthony Welters and Patrick J. Zenner.  All members of the Committee were independent directors, and no member was an employee or former employee of West.  During 2011, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

Risk Considerations in Our Compensation Programs

The Compensation Committee has reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect.  The Compensation Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit over the long term.  Our compensation policies and procedures are applied uniformly to all eligible participants.  By targeting both company-wide and business-unit performance goals in our annual bonus plans and long-term compensation, we believe we have allocated our compensation between base salary and short- and long-term target opportunities in a way that does not encourage excessive risk-taking by our employees.

2011 Compensation Tables

In this section we provide tabular and narrative information about the compensation of our named executive officers for 2011 and for each of the previous two years (except as noted).  For additional information see “Compensation Discussion and Analysis.”

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation ($)	Total ($)

Donald E. Morel, Jr.	2011	825,028	-0-	1,100,009	1,100,002	736,369	650,191	135,623	4,547,222
Chairman of the Board and Chief Executive Officer	2010	825,028	-0-	1,256,627	1,457,922	890,091	387,180	129,137	4,945,985
	2009	809,162	-0-	994,790	695,000	766,042	398,218	65,695	3,728,907

William J. Federici	2011	441,267	-0-	300,002	300,004	275,693	152,956	45,495	1,515,417
Vice President and Chief Financial Officer	2010	436,818	-0-	342,720	397,614	320,207	118,969	67,750	1,684,078
	2009	420,176	-0-	256,720	180,700	253,492	119,408	44,060	1,274,556

Jeffrey C. Hunt	2011	371,155	-0-	205,149	200,000	234,291	29,704	32,520	1,072,819
President, Pharmaceutical Packaging Systems

Warwick Bedwell (3)	2011	347,005	-0-	150,001	149,997	201,603	—	211,651	1,060,257
President, Pharmaceutical Packaging Systems, Asia Pacific Region

Heino Lennartz (4)	2011	314,917	856	150,001	149,997	186,561	—	43,820	846,152
President, Pharmaceutical Packaging Systems, Europe Region	2010 2009	293,509 247,965	817 857	171,360 123,412	198,812 91,275	183,839 142,633	— —	56,025 46,783	904,362 652,925

(1)	The amount reported in this column for Mr. Lennartz is his winter holiday bonus.

(2)

These amounts are an estimate of the increase in actuarial present value of our named executive officers’ age-65 accrued benefit under our retirement plans for 2011. Amounts are payable only when a participant’s employment terminates, and may be reduced if benefits are commenced prior to retirement. Assumptions underlying the estimates are described under the 2011 Pension Benefits Table.

(3)

Amounts in the Salary, Bonus and All Other Compensation columns for Mr. Bedwell have been converted from Singapore dollars to U.S. dollars at a rate of 0.7957 U.S. dollars per Singapore dollar. This is an average of the daily-average monthly rates for the year.

(4)

Amounts in the Salary, Bonus and All Other Compensation columns for Mr. Lennartz have been converted from euros to U.S. dollars at a rate of 1.3923 U.S. dollars per euro in 2011, 1.328 U.S. dollars per euro in 2010 and 1.3941 U.S. dollars per euro in 2009. This is an average of the daily-average monthly rates for each year.

Stock Awards

The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of PVSUs and “incentive shares” granted to the named executive officer during each year computed in accordance with FASB ASC Topic 718.  These amounts reflect our calculation of the value of these awards on the grant date and do not necessarily correspond to the actual value that ultimately may be realized by the officer.

An executive may elect to receive a portion of his AIP award in common stock instead of cash.  For each four shares received, executives are granted one additional time-vested restricted share, referred to as an “incentive share.”  As an inducement to acquire and hold stock, incentive shares vest four years from the grant date, and only vest if the executive retains the underlying bonus share.  We pay dividends on incentive shares during the four-year vesting period.  Participants may receive dividends in cash or reinvest them in additional shares if the recipient participates in our dividend reinvestment plan.

The following table summarizes the grant date fair value for PVSU awards and incentive shares granted to each named executive officer for each year included on the table.

Stock Awards Grant Date Fair Value (Target) 2009-2011

	2011		2010		2009
	PVSU Awards	Incentive Shares	PVSU Awards	Incentive Shares	PVSU Awards	Incentive Shares
Name	($)	($)	($)	($)	($)	($)
Donald E. Morel, Jr.	1,100,009	-0-	1,256,627	-0-	994,790	-0-
William J. Federici	300,002	-0-	342,720	-0-	256,720	-0-
Jeffrey C. Hunt	200,002	5,147	—	—	—	—
Warwick Bedwell	150,001	-0-	—	—	—	—
Heino Lennartz	150,001	-0-	171,360	-0-	123,412	-0-

The table below shows the maximum payout for PVSU awards made in 2011, 2010 and 2009.

Stock Awards PVSU Grant Date Maximum Value 2009-2011

	2011	2010	2009
Name	($)	($)	($)
Donald E. Morel, Jr.	2,200,018	2,513,254	1,989,580
William J. Federici	600,004	685,440	513,440
Jeffrey C. Hunt	400,004	—	—
Warwick Bedwell	300,002	—	—
Heino Lennartz	300,002	342,720	246,824

Option Awards

The amounts in the “Option Awards” column reflect the grant date fair value in each year for awards of stock options and stock appreciation rights, computed in accordance with FASB ASC Topic 718.  For accounting purposes, we use the Black-Scholes option pricing model to calculate grant date fair value for options and stock appreciation rights (only granted to Mr. Lennartz on or before February 2009) based on the following assumptions:

	February 2011	March 2010	July 2009	February 2009
Expected Life (Years)	5.5	5.5	5	5
Risk-Free Interest Rate	2.2%	2.4%	2.4%	1.9%
Dividend Yield	1.7%	1.5%	1.8%	1.9%
Expected Volatility	24.3%	26.9%	27.2%	27.0%

The per-share Black-Scholes value for the option awards made to all named executive officers on February 22, 2011 was $8.76.  For a more detailed discussion of the assumptions used to calculate grant date fair value for our options, refer to Note 15 to the consolidated financial statements included in our 2011 Form 10-K.

Non-Equity Incentive Plan Compensation

The amounts in the “Non-Equity Incentive Plan Compensation” column are AIP awards made with respect to 2011 performance.  AIP awards are paid in cash, except participants may elect to have up to 100% paid in our common stock (as described under “Stock Awards” above).  In previous years this column included an amount for the portion of the supplemental award made to each named executive officer in July 2009 and earned during the applicable year.  As explained under the “Compensation Discussion and Analysis” section, no portion of the supplemental award was earned as the threshold was not met in 2011.

All awards were paid in cash except the award to Mr. Hunt.  Mr. Hunt elected to receive 25% of the net-after tax amount of his award in stock.  This resulted in a grant of 945 shares of stock on February 21, 2012, when the price per share of stock was $42.44.  Therefore, this stock had a total grant date value of $40,106.  Mr. Hunt also received 236 restricted incentive shares with a grant date value of $10,016.  This amount is not reflected in this column, but will be reflected in our 2013 proxy statement in the “Equity Awards” column.

All Other Compensation

The amounts in the “All Other Compensation” column consist of: (1) costs of providing a company-leased vehicle, including lease payments, gas, maintenance and insurance; (2) for Dr. Morel, Mr. Federici and Mr. Hunt, the total of the Company matching contributions made in 2011 on cash deferrals to the Employee Deferred Compensation Plan and 401(k) plan and, for Mr. Lennartz, the total Company contribution to deferred compensation programs maintained in Germany; (3) the annual incremental cost of medical benefits provided to executives that are not available to other similarly-situated employees; (4) Company-paid life insurance premiums; and (5) dividends credited in 2011 on unvested incentive shares and dividend equivalents credited in 2011 on unearned PVSUs, whether the awards are payable in cash or stock and whether or not those awards have been deferred.  There were no tax gross ups paid in 2011.

For U.S.-based executives, the incremental cost of medical benefits was determined by subtracting the total amount that was paid by us in 2011 for salaried non-executive employees at our corporate headquarters from the total premium that was paid by us for coverage under the medical plan applicable to named executive officers in 2011.  These additional benefits ended on May 1, 2011 when our 2011 welfare-benefit plan year began.  For Mr. Bedwell, the incremental cost of medical benefits is equal to the amount reimbursed to him for coverage (including worldwide expatriate coverage) not available to other employees in Singapore, which is his principal place of employment.  For Mr. Bedwell only, “All Other Compensation” also includes costs detailed in the chart below related to his overseas assignment.

The table below shows a breakdown of the total amount shown in the “All Other Compensation” column of the Summary Compensation Table.

Components of All Other Compensation — 2011

Name	Use of Company Car $	Defined Contribution Plan Company Contributions $	Company Paid Medical Plan Costs $	Life Insurance $	Dividends & Dividend Equivalents $	Other (1)	Total $
Donald E. Morel, Jr.	34,005	33,218	1,248	4,133	63,019	—	135,623
William J. Federici	16,140	9,800	1,248	893	17,414	—	45,495
Jeffrey C. Hunt	19,041	9,800	1,248	698	1,733	—	32,520
Warwick Bedwell (2)	24,623	—	10,801	2,009	3,736	170,482	211,651
Heino Lennartz (3)	7,292	29,051	-0-	-0-	7,477	—	43,820

(1)             For Mr. Bedwell, the “Other” column is comprised of the following amounts which are payable primarily due to his overseas assignment: (a) housing and utilities allowance - $95,484, (b) airfare for his spouse and child - $14,378, (c) club membership fees - $13,329, and (d) payments for financial planning and tax preparation - $5,950.  In addition, this column includes $41,341 contributed to Mr. Bedwell’s personal superannuation fund, a portable defined contribution plan similar to an individual retirement account.  The superannuation fund is not sponsored by the Company.  Although the Company is not required to contribute to Mr. Bedwell’s superannuation account by law as he is not employed in Australia, we have agreed contractually to make a contribution of 12% of his salary to the fund and Mr. Bedwell makes a contribution of 8%.

(2)             All of Mr. Bedwell’s amounts except dividend equivalents were converted from Singapore dollars at a rate of 0.7957 U.S. dollars per Singapore dollar.

(3)             All of Mr. Lennartz’s amounts except dividend equivalents were converted from euros at a rate of 1.3923 U.S. dollars per euro.

2011 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information on stock options and PVSUs granted to our named executive officers in 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options (#)	Awards ($/Sh)	Awards (3) ($)
Donald E. Morel, Jr.	01/21/11	412,514	825,028	1,237,542
	02/22/11				13,464	26,928	53,856			1,100,009
	02/22/11							125,571	40.85	1,100,002
William J. Federici	01/21/11	154,444	308,887	463,331
	02/22/11				3,672	7,344	14,688			300,002
	02/22/11							34,247	40.85	300,004
Jeffrey C. Hunt	01/21/11	131,250	262,500	393,750
	02/22/11				2,448	4,896	9,792			200,002
	02/22/11							22,831	40.85	200,000
Warwick Bedwell	01/21/11	101,138	202,275	303,413
	02/22/11				1,836	3,672	7,344			150,001
	02/22/11							17,123	40.85	149,997
Heino Lennartz	01/21/11	87,919	175,837	263,755
	02/22/11				1,836	3,672	7,344			150,001
	02/22/11							17,123	40.85	149,997

(1)

These amounts represent the minimum, target and maximum awards under the AIP. The amounts are not reduced to reflect any elections to defer receipt of an executive’s cash bonus or bonus shares under any deferred compensation plan.

(2)

These amounts represent PVSUs that may vest depending on attainment of performance targets over a three-year performance period. The amounts in this column are not reduced to reflect any elections to defer receipt of an executive’s PVSUs under any deferred compensation plan.

(3)

This column consists of the fair value of options and stock awards granted during 2011. The per-option grant date fair value (under FASB ASC Topic 718) was $8.76 per share for all options and $40.85 per share for all PVSUs. For the assumptions made in determining grant date fair values, refer to Note 15 to the consolidated financial statements included in our 2011 Form 10-K.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2011

The following table contains information on the current holdings of stock options, unearned PVSUs and unvested incentive shares held by our named executive officers on December 31, 2011.

		Option Awards						Stock Awards
								Incentive Shares (Restricted Stock)				PVSUs Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Donald E. Morel, Jr.								725	(2)	27,514	*	87,371	(3)	3,315,729	*
	5/5/2004	136,000	(1)			19.37	5/5/2014
	4/11/2005	95,183	(1)			24.20	4/11/2015
	2/24/2006	74,257	(1)			32.59	2/24/2016
	2/27/2007	96,576	(1)			44.97	2/27/2017
	2/26/2008	75,618	(1)	25,207		41.70	2/26/2018
	2/24/2009	50,000	(1)	50,000		32.09	2/24/2019
	3/22/2010	34,678	(1)	104,036		42.68	3/22/2020
	2/22/2011			125,571	(1)	40.85	2/22/2021
William J. Federici								931	(2)	35,331	*	23,374	(3)	887,043	*
	5/5/2004	24,600	(1)			19.37	5/5/2014
	3/5/2005	18,000	(1)			25.53	3/5/2015
	2/24/2006	19,183	(1)			32.59	2/24/2016
	2/27/2007	26,339	(1)			44.97	2/27/2017
	2/26/2008	20,623	(1)	6,875		41.70	2/26/2018
	2/24/2009	13,000	(1)	13,000		32.09	2/24/2019
	3/22/2010	9,457	(1)	28,374		42.68	3/22/2020
	2/22/2011			34,247	(1)	40.85	2/22/2021
Jeffrey C. Hunt								126	(2)	4,782	*	7,576	(3)	287,509	*
	7/6/2010	3,152	(1)	9,458		36.29	7/6/2020
	2/22/2011			22,831	(1)	40.85	2/22/2021
Warwick Bedwell								-0-		-0-		6,352	(3)	241,058	*
	10/22/2010	3,152	(1)	9,458		36.10	10/22/2020
	2/22/2011			17,123	(1)	40.85	2/22/2021
Heino Lennartz								-0-		-0-		11,487	(3)	435,932	*
	2/27/2007	2,634	(4)			44.97	2/27/2017
	2/26/2008	2,062	(4)	688		41.70	2/26/2018
	2/24/2009	1,250	(4)	1,250		32.09	2/24/2019
	7/14/2009	5,000	(1)	5,000		32.58	7/14/2019
	3/22/2010	4,729	(1)	14,187		42.68	3/22/2020
	2/22/2011			17,123	(1)	40.85	2/22/2021

*           The market value of the unvested incentive shares and unearned PVSUs is based on the closing price of our common stock on December 31, 2011, of $37.95.

(1)     Options are exercisable in 25% annual increments beginning one year from the grant date.

(2)     These incentive shares were granted on February 26, 2008, February 24, 2009, March 22, 2010 and February 22, 2011, and are 100% vested four years from the grant date if the bonus share to which the incentive share relates has not been sold and the employee has not terminated employment.  The incentive shares will also vest 25% per year upon retirement of a named executive officer.  Dividends are paid on unvested incentive shares and distributed or reinvested as additional stock.  Unvested incentive shares are forfeited on employment termination.

(3)    These PVSUs were awarded on February 24, 2009, March 22, 2010, and February 22, 2011, and each covers a three-year performance period.  Although the performance period for the 2009 award ended on December 31, 2011, performance is not actually determined and certified by the Compensation Committee until the first quarter of 2012.  The 2010 and 2011 awards will be earned (if at all) on December 31, 2012 and December 31, 2013, respectively, subject to satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through those dates.  As required by the SEC’s disclosure rules, the number of PVSUs shown assumes a target payout of 100% will be achieved for all three awards.  All of the awards are distributed in stock except those made to Mr. Lennartz on February 24, 2009, which were paid in cash.

(4)     Stock appreciation rights exercisable in 25% annual increments beginning one year from the grant date.  The SARs are settled and paid in cash rather than shares.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information about the value realized by our named executive officers on the exercise of stock options, SARs and vesting of stock awards and units during 2011.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Name	(#)	($)	(#)	($)
Donald E. Morel, Jr.	248,423	6,958,709	13,530	552,942
William J. Federici	-0-	-0-	3,297	134,682
Jeffrey C. Hunt	-0-	-0-	—	—
Warwick Bedwell	-0-	-0-	—	—
Heino Lennartz	-0-	-0-	1,231	50,286

(1)          The value realized is equal to the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of options exercised.

(2)          This column reflects incentive shares that were awarded in 2007 and vested in 2011, and PVSUs that were awarded in 2008 and earned in 2011, whether or not either award was deferred under the Employee Deferred Compensation Plan.  The total includes additional shares awarded pursuant to dividend equivalents, which are credited on unvested PVSUs over the three-year vesting period at a rate that assumes the participant will earn the target award.  At the time of the payout, the credited dividend equivalents are then increased or decreased based on the payout factor earned for the applicable three-year performance period.  Because the payout factor earned for the 2008-2010 performance period was 39.17%, the number of dividend equivalents accrued over that period was multiplied by 39.17% and the remaining 60.83% of accrued dividend equivalents was forfeited.  The following table shows the number of vested incentive shares and PVSU payouts, and the number of additional shares distributed due to dividend equivalents.  The PVSU payouts for eligible U.S.-based executives were made in stock and the PVSU payouts for Mr. Lennartz were made in cash.

	Vested Incentive Shares	PVSU Payouts	Dividend Equivalents Paid on PVSU Payouts
Name	(#)	(#)	(#)
Donald E. Morel, Jr.	756	12,141	633
William J. Federici	-0-	3,134	163
Jeffrey C. Hunt	—	—	—
Warwick Bedwell	—	—	—
Heino Lennartz	-0-	1,175	56

(3)          The value of vested incentive shares was determined by multiplying the number of vested incentive shares by $41.17, the fair market value of our common stock on the vesting date, February 27, 2011.  The value of the PVSUs was determined by multiplying the number of vested units by $40.85, the fair market value of our common stock on the payout date, February 22, 2011.

2011 PENSION BENEFITS

Retirement Plan

Until December 31, 2006, we maintained a final average pay defined benefit pension plan, which calculated retirement benefits for salaried participants as a percentage of average annual earnings.  The normal retirement benefit equals 1.9% of the average of a participant’s five highest consecutive calendar years of compensation out of the participant’s last ten calendar years of service, multiplied by his or her years of service up to 25 years, plus 0.5% of that average multiplied by his or her years of service in excess of 25 but not more than 35 years.  The benefit is reduced by the participant’s expected social security benefits.

Effective January 1, 2007, each participant’s accrued benefit under the retirement plan’s pension formula was frozen, and the pension benefits related to service on or after January 1, 2007 for all existing and new participants are expressed as a “cash balance” type formula.  Under the cash balance approach, an allocation is made at the end of each calendar year (or on employment termination, if earlier) to a participant’s hypothetical cash balance account.  The allocation is determined by the age of the participant and the percentage of annual compensation for that age band pursuant to the basic cash balance formula.

For participants who have attained minimum age and service requirements, an additional annual allocation is made to their accounts to replace all or part of the benefit for participants who were participating in the retirement plan on December 31, 2006 (“transition benefit”).  The transition benefit percentage will remain for the duration of the transition period, which continues until December 31, 2018 or a participant’s retirement, whichever comes first.  The transition benefit is applicable only to employees who were actively employed on January 1, 2007 and the allocation percentage is based on the age of the participant on that date.  The transition benefit for each of our named executive officers eligible to participate is 8%.  Each year, the balance in the hypothetical account will be credited with interest at a rate equal to the average 30-Year Treasury Bond Rate for November of the year prior to the year the interest is credited.

In general, the compensation used for determining a participant’s benefits under the retirement plan consists of base salary, overtime, annual incentive awards (paid in cash or stock) and other cash remuneration, plus a participant’s contributions to our 401(k) plan.

Normal retirement age under the retirement plan is age 65.  Participants with ten years of service may retire and commence payment of their frozen benefits upon reaching age 55, with reduced benefits based on their age at the retirement date.  A participant may begin distribution of his cash balance benefits on employment termination, without regard to age or years of service, but will forego any future interest credits.

The retirement benefit that each participant will receive at retirement will be the sum of the accrued benefit under the old pension formula as of December 31, 2006, plus the amount allocated to the participant’s cash-balance account.  A participant vests in his or her combined benefit upon reaching three years of service.

Supplemental Employees’ Retirement Plan

IRS requirements limit the compensation that can be used to calculate a participant’s benefit under a qualified retirement plan to $245,000 and the annual benefit is limited to $195,000.  The SERP benefits are substantially equal to the difference between the total benefit accrued under the retirement plan and the amount of benefit the retirement plan is permitted to provide under the statutory limits on benefits and earnings.  The benefits are unfunded and paid out of our general assets.

Before January 1, 2009, SERP benefits were payable at the same time and in the same form as benefits payable under the qualified retirement plan, except that SERP participants could elect to receive their SERP benefits in a lump sum.  Due to changes in the tax laws, the SERP was amended effective January 1, 2009 to provide that benefits accrued on or after January 1, 2005 are payable in a lump sum on the date that is six months following termination of employment.  These benefits may be reduced to reflect early commencement of benefits before age 65.  Benefits accrued before 2005 are still payable according to the SERP rules in effect on December 31, 2004.

The following table shows the actuarial present value of accumulated pension benefits payable to our named executive officers under our retirement plan and the SERP.  Mr. Lennartz and Mr. Bedwell are not eligible to participate in U.S. company-sponsored defined benefit retirement plans or similar plans.  The benefits were determined using assumptions consistent with those used by us in our financial statements.

2011 Pension Benefits Table

		Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Donald E. Morel, Jr.	Retirement Plan	19	97,152	-0-
	SERP	19	553,059	-0-
		Total	650,211	-0-
William J. Federici	Retirement Plan	8	47,456	-0-
	SERP	8	105,500	-0-
		Total	152,956	-0-
Jeffrey C. Hunt	Retirement Plan	1	19,778	-0-
	SERP	1	9,926	-0-
		Total	29,704	-0-

(1)          Equals the number of full years of credited service as of December 31, 2011.  Credited service begins with a participant’s hire date and ends with the date of employment termination.

(2)          An actuarial present value of the benefits is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested as of December 31, 2011 at a discount rate of 4.90%, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Estimated future payments are assumed to be in the form of a single lump-sum payment at retirement determined using an interest-rate of 4.90% for the Retirement Plan and 4.40% for the SERP and mortality assumptions contained in the RP-2000 Mortality Table projected to 2025 using Scale AA with a linear phase-out for the Retirement Plan and mortality assumptions contained in the Mortality Table prescribed by the IRS under the Internal Revenue Code Section 417(e)(3) for the SERP.  The assumed retirement age for each named executive officer is 65 and the assumed cash balance crediting rate is 3.30%. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, future-credited years of service, future compensation, applicable interest-rates and regulatory changes.

2011 NONQUALIFIED DEFERRED COMPENSATION

Employee Deferred Compensation Plan

The Employee Deferred Compensation Plan allows highly compensated employees, including executive officers, to defer up to 100% of salary and cash bonus.  We match at the rate of 100% of the first 3% of salary deferrals, plus 50% of the next 2%.  Employer matching contributions made before January 1, 2007 vest 20% per year of service and matching contributions made on or after January 1, 2007 are 100% vested.  Participants also may defer payout of annual bonus shares and PVSUs.  We contribute one time-vested incentive share for each four bonus shares deferred.

Deferred cash contributions may be invested in a selection of investment options that mirror the funds available under our 401(k) plan. Incentive shares will vest on the fourth anniversary of the date of contribution or will vest pro rata on retirement, death and/or disability, if earlier.  During the time these awards are deferred, they are deemed invested in our common stock and receive additional credits for dividend equivalents.  All deferred stock awards are distributed in shares of common stock.

Amounts deferred in any year, except for matching contributions on cash contributions, will be distributed automatically in a lump sum five years after the year of deferral.  A participant may choose to defer these amounts to another date or until employment termination.  Matching contributions on cash contributions are only distributable on employment termination.  Participants may elect to receive their distributions on termination in a cash lump sum, stock lump sum, or in up to ten substantially equal annual installments.

German Executive Deferred Compensation Plan

In 2009, we adopted a new deferred compensation plan for our European corporate headquarters senior employees, including Mr. Lennartz.  Under the plan, a contribution is made to a tax-deferred account for eligible employees.  The amount of the contribution equals 3% of their base compensation up to the limit on wages under the German social security system plus 13% of their base compensation in excess of that limit.  Base compensation includes a participant’s base salary plus the three-year average of the bonus earned under our AIP.

The account earns interest at the rate of 2.25%, compounding annually or at the average of a German government bond index, whichever is greater as measured at the time a participant commences distributions under the plan.  Distributions generally can begin when a participant is eligible to retire under the German social security system, death or permanent disability.  They are payable in three forms: (1) an annuity (purchased with the account balance), (2) a lump sum or (3) up to ten annual installments.  Distributions do not require a participant to terminate employment.

2011 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Donald E. Morel, Jr.	82,503	33,218	(73,456)	319,324	1,644,723
William J. Federici	-0-	-0-	(22,663)	229,652	394,894
Heino Lennartz (5)	-0-	29,051	2,937	-0-	85,012

(1)          The amounts reported in this column are reflected in this year’s Salary column of the Summary Compensation Table.

(2)          The amount in this column for Dr. Morel represents salary deferral matching contributions.  For Mr. Lennartz, the amount in this column reflects our required contribution.

(3)         For U.S.-based executives, these amounts reflect the net gains attributable to the investment funds in which the executives have chosen to invest and for deferred shares of stock contributed to the Employee Deferred Compensation Plan.  For Mr. Lennartz, amounts deferred under the current German Deferred Compensation Plan are deemed to earn the minimum guaranteed rate of 2.25% per year.

(4)          The total balance includes amounts contributed for prior years which have all been previously reported in the Summary Compensation Table for the year those amounts were deferred.

(5)          Amounts were converted at a rate of 1.3923 U.S. dollars per euro.

Payments on Disability

Each current U.S. named executive officer has long-term disability coverage, which is available to all eligible U.S. employees.  The coverage provides full salary continuation for six months and thereafter up to 60% of pay with a $25,000 monthly limit.  Eligible U.S. employees also continue to earn cash balance pay credits at the rate of pay in effect when they became disabled under the retirement plan and SERP.  Employees who are vested in our retirement plan also receive continued medical coverage while on disability on the same terms as active employees.  Deferred compensation is payable according to the executive’s election.  Outstanding unvested stock options would be forfeited and outstanding vested stock options would be exercisable for the term of the option.  Outstanding PVSUs and unvested incentive shares would be forfeited when an employee becomes disabled.  Mr. Bedwell is covered by a life insurance policy that has its premiums paid by the Australian superannuation funded by both the Company and him.  This life insurance policy has a death benefit of $1,500,000 Australian dollars, which converted at the average daily rate for 2011 (0.9684 U.S. dollar per Australian dollar), is equal to $1,452,600.

Mr. Lennartz is also covered by group disability coverage, which is generally available to all German-based employees.  This coverage entitles Mr. Lennartz to receive one million euros ($1,392,300, converted at a rate of 1.3923 U.S. dollars per euro) if he becomes permanently disabled under German social security laws.  Mr. Lennartz would also receive any amounts deferred under the German Executive Deferred Compensation Plan.

Payments on Death

Each U.S.-based named executive officer has group life insurance benefits, which are available to all eligible U.S. employees.  The benefit is equal to 1x pay with a maximum limit of $500,000, plus any supplemental life insurance elected and paid for by the named executive officer.  Dr. Morel’s beneficiaries will also receive a benefit of $1,750,000 payable under the terms of a term life insurance policy paid for by us.

For U.S.-based named executive officers, deferred compensation is payable according to the executive’s election on file.  Outstanding unvested stock options would be forfeited and outstanding vested stock options would be exercisable for the term of the option.  Outstanding PVSUs and unvested incentive shares would be forfeited when an employee dies.

Mr. Bedwell is covered by a disability insurance policy that has its premiums paid by the Australian superannuation funded by both the Company and him.  This disability insurance policy pays a benefit of up to $1,500,000 Australian dollars, which converted at the average daily rate for 2011 (0.9684 U.S. dollar per Australian dollar), is equal $1,452,600.

Mr. Lennartz is covered by group life insurance coverage, which is generally available to all German-based employees at varying levels depending on position.  The insurance entitles their beneficiaries to receive one million euros ($1,392,300, converted at a rate of 1.3923 U.S. Dollars per euro) upon his death.  He would also receive any amounts deferred under the German Executive Deferred Compensation Plan.

Estimated Payments Following Severance—Current Named Executive Officers

We have agreements with Dr. Morel, Mr. Hunt and Mr. Bedwell that entitles them to severance benefits on certain types of employment terminations not related to a change-in-control.  Mr. Federici is not covered under a general severance plan and any severance benefits payable to him under similar circumstances would be determined by the Compensation Committee in its discretion.  Mr. Lennartz has a severance arrangement governed by his standard German employment contract.

Dr. Morel.  Dr. Morel has an employment agreement that entitles him to a lump-sum severance payment if he is terminated involuntarily other than for cause.  The amount of the payment is equal to his annual base salary in effect on the termination date plus an amount equal to his salary for the next year if it has been set (or if not set, his current base salary).  The payment would be made six months following his termination date.  Dr. Morel’s employment agreement does not entitle him to additional payments or benefits if his employment is terminated for cause or as a result of his death or disability.  “Cause” means the conviction of a felony; the willful failure to perform his job duties; gross negligence or willful misconduct in the performance of his duties; willful misconduct that materially injures us; or the violation of the non-compete, non-solicitation or confidentiality obligations under the agreement.

Any severance pay would be contingent on execution of a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the agreement.

Mr. Hunt and Mr. Bedwell.  Mr. Hunt and Mr. Bedwell have entered into substantially similar Non-Competition Agreements with the Company.  Each agreement provides that the executive may not compete with the Company for a period of one year following termination of employment for any reason.  In addition, if the executive is terminated by the Company other than for cause or has a constructive termination, then he is entitled to severance compensation provided that he signs a release of any legal claims in favor of the Company.  Constructive termination is defined as a significant diminution or reduction in authority or duties; a material reduction in salary or incentive compensation opportunity; a relocation of employment by more than 50 miles; or, the failure of a successor of the Company to assume the Company’s obligations under the agreement.  In the event of a termination without cause or a constructive termination, Mr. Hunt will receive continuation of his regular salary and medical, dental and life insurance benefits for 6 months and Mr. Bedwell will receive continuation of his regular salary and medical, dental and life insurance benefits for 12 months.

Mr. Lennartz.  Under the employment agreement with Mr. Lennartz, each party must give six months’ notice of a termination.  This is a standard German employment agreement.  Severance pay equal to his monthly base compensation may be paid in lieu of six months’ notice.  Monthly base compensation is equal to his monthly base salary plus one-twelfth of his three-year average AIP bonus.  In addition, under German common law, if we terminate Mr. Lennartz without cause, he would be entitled to receive a payment equal to one month of salary per year of service.  As of December 31, 2011, Mr. Lennartz was eligible to receive 11 months’ total base compensation if we terminated him without cause.

Estimated Severance Payments Table

The table below reflects amounts that executives would receive on certain terminations of employment other than following a change-in-control.  No named executive officer will receive any enhanced benefit as a result of a termination for cause.  The amounts do not include amounts payable through a plan or arrangement that is generally applicable to all salaried employees.

Name	Event	Cash Severance	Value of Stock Awards That Will Become Vested (1)	Continuation of Welfare Benefits (2)	Additional Life Insurance (3)	Total
Donald E. Morel, Jr.	Involuntary (no cause)	$1,650,056	—	—	—	$1,650,056
	Death	—	—	—	$1,750,000	1,750,000
	Retirement	—	$2,139,280	—	—	2,139,280
William J. Federici	Retirement	—	583,444	—	—	583,444
Jeffrey C. Hunt	Involuntary (no cause)	187,500	—	7,932	—	195,432
	Retirement	—	287,509	—	—	287,509
Warwick Bedwell	Involuntary (no cause)	347,004	—	12,599	—	359,603
	Retirement	—	241,058	—	—	241,058
Heino Lennartz	Retirement	—	291,721	—	—	291,721

(1)          This amount is the total of unvested PVSUs that could, with Compensation Committee discretion, become vested due to retirement measured at their fair market value on December 31, 2011, $37.95, using an assumed 100% performance rate for the 2010-2012 and 2011-2013 performance periods.  These awards would still be payable at the same time and subject to the same performance conditions that apply to awards to participants who remain active, and thus may be greater than or less than the target amount.

(2)          This amount reflects the current premium incremental cost to us for continuation of elected benefits to the extent required under an applicable agreement.

(3)          The life insurance benefit represents additional life insurance paid for by us over the standard coverage level.

Payments on Termination in Connection With a Change-in-Control

Dr. Morel and Mr. Federici

We have entered into agreements with each of our U.S.-based named executive officers, as well as certain other of our officers, which provide the benefits described below on qualifying terminations of employment in connection with or within two years following a change-in-control.  For Dr. Morel and Mr. Federici, the agreements provide for the following compensation and benefits if their employment is terminated under certain circumstances following a change-in-control:

•                  Cash severance pay equal to three times the sum of the executive’s highest annual base salary in effect during the year of termination and the average annual bonus for the three years (or, if employed less than three years, the lesser period) immediately preceding the change-in-control.  Severance compensation will be reduced on a pro rata basis if an executive reaches normal retirement age or commences retirement within three years following the change-in-control.  The severance payments for Mr. Federici is payable in monthly installments, and the severance payments for Dr. Morel are payable in a lump sum.  If any of these individuals is a key employee at the time of his termination, payments will be delayed six months to the extent required by applicable tax law.

•                  Immediate vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of the termination of the executive’s employment.

•                  Immediate vesting of all unvested stock options, stock appreciation rights, shares of stock, stock units and other equity-based awards awarded under any compensation or benefit plan or arrangement.

•                  Continued medical, dental, life and other benefits for 36 months after termination of the executive’s employment, or until his retirement or eligibility for similar benefits with a new employer.

•                  Outplacement assistance.

Employment terminations that entitle an executive to receive the severance benefits under a change-in-control, consist of (1) resignation following a constructive termination of his employment; (2) employment termination other than by reason of death, disability, continuous willful misconduct or normal retirement; or (3) voluntary resignation during a 30-day period beginning 12 months following the change-in-control.

Definition of “Change-in-Control.”  For each agreement, a “change-in-control” is defined generally as any such event that requires a report to the SEC, but also includes any of the following:

•                  Any person or entity other than us, any of our current directors or officers or a trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities;

•                  An acquisition, sale, merger or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock;

•                  A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period; or

•                  Execution of an agreement with us, which if consummated, would result in any of the above events.

Definition of “Constructive Termination.”  A “constructive termination” generally includes any of the following actions taken by us without the executive’s written consent following a change-in-control:

•                  Significantly reducing or diminishing the nature or scope of the executive’s authority or duties;

•                  Materially reducing the executive’s annual salary or incentive compensation opportunities;

•                  Changing the executive’s office location so that he must commute more than 50 miles, as compared to his commute as of the date of the agreement;

•                  Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar taken as a whole, to the benefits provided as of the date of the agreement; or

•                  Failing to obtain a satisfactory agreement from any successor to us to assume and agree to perform the obligations under the agreement.

However, no constructive termination occurs if the executive:

•                  Fails to give us written notice of his intention to claim constructive termination and the basis for that claim at least ten days in advance of the effective date of the executive’s resignation; or

•                  We cure the circumstances giving rise to the constructive termination before the effective date of the executive’s resignation.

Non-Competition.  To receive the severance benefits under the agreement, the named executive officer must agree not to be employed by any of our competitors or compete with us in any part of the United States (any market or territory, in the case of Dr. Morel) for up to one year (two years, in the case of Dr. Morel) following employment termination for any reason.

Excise-Tax Indemnification.  The named executive officers are entitled to full indemnification for any excise taxes that may be imposed by Section 4999 of the Internal Revenue Code in connection with the change-in-control, including interest and penalties, and payment of their legal fees and expenses if we contest the validity or enforceability of the agreement.  Currently, no named executive officer would receive a gross-up payment.

Mr. Hunt

Mr. Hunt has a Change-in-Control agreement that is substantially similar to the agreements with Dr. Morel and Mr. Federici with the following changes:

•                  the definition of change-in-control explicitly requires the consummation of any transaction agreed to in writing;

•                  the payments and benefits are triggered only if Mr. Hunt is involuntarily terminated (without cause) or has a constructive termination within two years after a change-in-control, and cannot be triggered by his voluntary resignation at any time; and

•                  there is no Internal Revenue Code Section 4999 excise-tax indemnification; payments will be reduced below the applicable threshold in the Internal Revenue Code if Mr. Hunt would be in a better after-tax position than if the excise tax applied.

Mr. Lennartz and Mr. Bedwell

Mr. Lennartz and Mr. Bedwell are entitled to the same termination benefits they would receive in the absence of a change-in-control of the Company.

Estimated Benefits on Termination Following a Change-in-Control

The following table shows potential payments to our named executive officers if their employment terminates following a change-in-control under existing contracts, agreements, plans or arrangements.  The amounts assume a December 31, 2011 termination date and use the closing price of our common stock as of that date, $37.95.  Currently, no executive would be entitled to a parachute tax gross-up payment.

Name	Aggregate Severance Pay (1)		PVSU Acceleration (2)	Early Vesting of Restricted Stock (3)	Early Vesting of Stock Options and SARs (4)	Welfare Benefits Continuation (5)	Outplacement Assistance (6)	Total
Donald E. Morel, Jr.	$4,492,312		$2,261,997	$27,514	$293,000	$60,605	$25,000	$7,160,428
William J. Federici	2,013,106		599,661	35,331	76,180	50,913	25,000	2,800,191
Jeffrey C. Hunt	1,312,869		129,738	4,782	20,933	50,503	25,000	1,543,825
Warwick Bedwell	347,005	(7)	114,255	-0-	23,329	—	—	484,589
Heino Lennartz	402,721	(8)	292,240	-0-	34,175	—	—	729,136

(1)             For Dr. Morel, Mr. Federici and Mr. Hunt, this amount represents three times the sum of the executive officer’s (a) highest annual base salary in effect during the year of termination; and, (b) the average annual bonus for the three years (or, if employed less than three years, the lesser period).  These amounts are based on the salary rates in effect on December 31, 2011 and AIP bonuses paid during the three years before the year containing the termination date (2008, 2009 and 2010).  For Mr. Bedwell this amount represents 12 months of salary continuation under his Non-Competition Agreement.  For Mr. Lennartz, this amount represents 11 months of severance as calculated under his employment agreement.

(2)             This amount represents the payout of all outstanding PVSU awards on a change-in-control at the target payout level with each award then pro-rated based on the time elapsed for the applicable three-year performance period.

(3)             This amount represents the value of all unvested restricted awards, which would become vested on a change-in-control (whether or not the awards were deferred).  The amount was calculated by multiplying an executive’s number of unvested shares by the fair market value of a single share on December 31, 2011, which was $37.95.

(4)             This amount is the intrinsic value (fair market value on December 31, 2011 ($37.95 per share) minus the per share exercise price) of all unvested stock options and SARs for each executive.  Any option or SAR with an exercise price of greater than fair market value was assumed to be cancelled for no consideration and, therefore, had no intrinsic value.

(5)             This amount represents the employer-paid portion of the premiums for medical, dental and life insurance coverage for Dr. Morel, Mr. Federici, and Mr. Hunt.

(6)             This amount represents the cost of providing outplacement assistance.

(7)            Amount converted at a rate of 0.7957 U.S. dollars per Singapore dollar.

(8)             Amount converted at a rate of 1.3923 U.S. dollars per euro.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we include in our proxy statement a non-binding shareholder vote to approve the compensation of our named executive officers, as described in this proxy statement.  Under the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on us or the Board and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal.  Nonetheless, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.

At our 2011 annual meeting of shareholders, we provided our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2011 annual meeting, our shareholders approved the proposal, with approximately 72.6% of the votes cast in favor. At the 2011 annual meeting, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board recommending an annual advisory vote. Because our Board views it as a good corporate governance practice, and because our shareholders overwhelmingly supported an annual advisory vote, we again are asking our shareholders to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described more fully in the “Compensation Discussion and Analysis” section, our executive compensation program is designed to provide competitive executive pay opportunities tied to our short-term and long-term success and attract, motivate and retain the type of executive leadership that will help us achieve our strategic goals.  The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

As a result of our 2011 shareholder advisory vote on executive compensation, we believe that our executive compensation is appropriately aligned with Company performance.  However, in an effort to further align executive compensation and performance, in 2011 and 2012 our Compensation Committee made the following improvements to our compensation programs as more fully described in our Compensation Discussion and Analysis:

•                  Changed the way we calculate expected values of LTI awards so that the values reflected in the SCT align more closely with the expected values approved by the Compensation Committee;

•                  Increased the weighting of the Adjusted EPS metric under the AIP to emphasize the importance of improving our earnings per share;

•                  Rebalanced the peer groups to include companies that more closely match our current size and global complexity, as well as companies used by third-party advisory firms; and

•                  Conducted annual realizable pay-for-performance alignment analyses for the Chief Executive Officer versus the Company’s peer groups in 2011 and 2012.

Our Board strongly endorses our executive compensation program and recommends that the shareholders vote to approve the compensation of our named executive officers as described in this proxy statement under the “Compensation Discussion and Analysis” heading.

The Board unanimously recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

SERVICES PROVIDED BY THE INDEPENDENT AUDITOR AND FEES PAID

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for audit and other services provided by PwC for years 2011 and 2010.  All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

Type of Fees	2011	2010
Audit Fees	$1,463,205	$1,466,697
Audit-Related Fees	41,000	9,000
Tax Fees	158,049	128,632
All Other Fees	3,403	1,800
Total	$1,665,657	$1,606,129

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm.  As part of this responsibility, the Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  Prior to engagement for the next year’s audit, management will submit a list of services and related fees expected to be rendered by the independent registered public accounting firm during that year for pre-approval by the Audit Committee.  Those services fall within one of the four following categories:

Audit Fees include fees for audit work performed on the financial statements and internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents); and assistance in responding to SEC comment letters.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

Tax Fees include fees for all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm’s tax personnel and may include tax advice, tax analysis and compliance, and review of income and other tax returns.

All other fees are fees for those services not captured in any of the above three categories.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed the Company’s financial-reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for 2011, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2011, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting.

The Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended (AICPA, Professional Standards, Vol.  I AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  PwC has provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and the Committee has discussed with PwC that firm’s independence from the Company.

The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.  Based on the considerations and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2011 be included in the Company’s 2011 Form 10-K.

Audit Committee:

Mark A. Buthman, Chairman
Thomas W. Hofmann
Douglas A. Michels

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit Committee has appointed PwC as our independent registered public accounting firm for 2012.  Although shareholder approval for this appointment is not required, the Audit Committee and our Board are submitting the selection of PwC for ratification to obtain the views of shareholders and as a matter of good corporate governance.  If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain that firm.  Representatives of PwC will be present at the 2012 annual meeting to answer questions.  They also will have the opportunity to make a statement if they desire to do so.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012.

ADDITIONAL MEETING INFORMATION

Householding

We have adopted a procedure called “householding” for making the proxy statement and the annual report available.  Householding means that shareholders who share the same last name and address will receive only one copy of the materials, unless we are notified that one or more of these shareholders wishes to continue receiving additional copies.  We will continue to make available a proxy card to each shareholder of record.  If you prefer to receive multiple copies of the proxy materials at the same address, please contact the Corporate Secretary (in writing: West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA 19341; or by telephone: (610) 594-3319).

Costs of Solicitation

We pay the cost of soliciting proxies.  Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person.  We have retained Georgeson Inc., 199 Water Street 26th Floor, New York, NY 10038, to help with the solicitation for a fee of $12,500 plus reasonable out-of-pocket costs and expenses.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding solicitation materials to shareholders and obtaining their votes.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and officers file reports of holdings and transactions in our shares with the SEC and the New York Stock Exchange.  Based on our records and other information, we believe that our directors and officers met all applicable Section 16(a) filing requirements during 2011, with the exception of Dr. Morel who filed a late Form 4 on April 15, 2011.  The late filing was due to an administrative error.

2013 Shareholder Proposals or Nominations

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2013 Annual Meeting, the proposal must be received by us at our principal executive offices at 101 Gordon Drive, Lionville, Pennsylvania 19341 by November 23, 2012 and comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934.  The proposal should be sent to the attention of the Secretary of the Company (in writing: West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA 19341; or by telephone: (610) 594-3319).

Our Bylaws contain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.  Nominations for director nominees or an item of business to be conducted must be submitted in writing to the Corporate Secretary of the Company at our executive offices and should be mailed by certified mail, return receipt requested.  We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2013 Annual Meeting:

•                  Not less than 90 days prior to the anniversary date of this year’s Annual Meeting (May 1, 2012); or

•                  Seven days following the date on which notice of the date of the 2013 Annual Meeting is made available or the public disclosure of the date of the 2013 Annual Meeting is made, whichever first occurs.

The nomination must contain information about the nominees as specified in our Bylaws.  The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the shareholder’s ownership of and agreements related to our shares.

Except as otherwise required by law, the Chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our Bylaws.  You may obtain a copy of our Bylaws by contacting our Corporate Secretary, 101 Gordon Drive, Lionville, Pennsylvania 19341.

2011 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2011 are included in our Annual Report on Form 10-K, which we will make available to shareholders at the same time as this proxy statement. Our Annual Report and this proxy statement are posted on our website at http://www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx and are available from the SEC at its website at www.sec.gov.  If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary, at West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA, 19341.

Other Matters

As of the date this proxy statement was printed, the Board is not aware of any other matters that will be presented at the 2012 Annual Meeting other than those referred to in this proxy statement.  If any other matters come before the 2012 Annual Meeting, the proxies named in this proxy statement intend to vote the proxies according to their best judgment.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. WEST PHARMACEUTICAL SERVICES, INC. 101 GORDON DRIVE LIONVILLE, PA 19341-0645 M41476-P22278 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. WEST PHARMACEUTICAL SERVICES, INC. Withhold All For All For All Except The Board of Directors recommends you vote FOR the following: 1. To elect the ten directors nominated by our Board of Directors and named in the Proxy Statement; Nominees: 06) Douglas A. Michels 07) Donald E. Morel, Jr. 08) John H. Weiland 09) Anthony Welters 10) Patrick J. Zenner 01) Mark A. Buthman 02) William F. Feehery 03) Thomas W. Hofmann 04) L. Robert Johnson 05) Paula A. Johnson For Against Abstain The Board of Directors recommends you vote FOR the following proposals: 2. Advisory vote to approve named executive officer compensation; 3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2012 fiscal year; and 4. To transact any other business that may properly come before the meeting and any adjournment or postponement. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M41477-P22278 WEST PHARMACEUTICAL SERVICES, INC. 101 Gordon Drive Lionville, Pennsylvania 19341 This proxy is solicited by the Board of Directors The undersigned hereby appoints John R. Gailey III and William J. Federici as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 9, 2012, at the Annual Meeting of Shareholders to be held on May 1, 2012 or any postponement or adjournment thereof. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, and 3. Continued and to be signed on reverse side